Exhibit 10.41

EXECUTION COPY

Published CUSIP Number: 05569DAD5

SECOND LIEN CREDIT AGREEMENT

Dated as of May 21, 2007

among

BSB ACQUISITION CO., INC.,

as the Borrower,

BOULDER SPECIALTY BRANDS, INC.,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	49
5.02	Authorization; No Contravention	49
5.03	Governmental Authorization; Other Consents	50
5.04	Binding Effect	50
5.05	Financial Statements; No Material Adverse Effect	51
5.06	Litigation	52
5.07	No Default	52
5.08	Ownership of Property; Liens; Investments	52
5.09	Environmental Compliance	52
5.10	Insurance	53
5.11	Taxes	53
5.12	ERISA Compliance	54
5.13	Subsidiaries; Equity Interests; Loan Parties	54
5.14	Margin Regulations; Investment Company Act	54
5.15	Disclosure	55
5.16	Compliance with Laws	55
5.17	Solvency	55

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	55
6.02	Certificates; Other Information	57
6.03	Notices	59
6.04	Payment of Obligations	60
6.05	Preservation of Existence, Etc.	60
6.06	Maintenance of Properties	61
6.07	Maintenance of Insurance	61
6.08	Compliance with Laws	61
6.09	Books and Records	61
6.10	Inspection Rights	61
6.11	Use of Proceeds	62
6.12	Covenant to Guarantee Obligations and Give Security	62
6.13	Compliance with Environmental Laws	64
6.14	Preparation of Environmental Reports	64
6.15	Further Assurances	64
6.16	Interest Rate Hedging	65
6.17	Cash Collateral Accounts	65
6.18	Material Contracts	65
6.19	Maintenance of Ratings	65
6.20	Post-Closing Matters	65

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	66
7.02	Indebtedness	68
7.03	Investments	70
7.04	Fundamental Changes	72
7.05	Dispositions	73
7.06	Restricted Payments	74
7.07	Change in Nature of Business	75
7.08	Transactions with Affiliates; Officer Compensation	75
7.09	Burdensome Agreements	76
7.10	Use of Proceeds	77
7.11	Consolidated Leverage Ratio	77
7.12	Capital Expenditures	77
7.13	Amendments of Organization Documents	77
7.14	Accounting Changes	78
7.15	Prepayments, Etc. of Indebtedness	78
7.16	Amendment, Etc. of Related Documents, Material Contracts and Indebtedness	78
7.17	Partnerships, Etc.	78
7.18	Speculative Transactions	78
7.19	Formation of Subsidiaries	78
7.20	Holding Company	78

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	79
8.02	Remedies upon Event of Default	81
8.03	Application of Funds	82

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	83
9.02	Rights as a Lender	83
9.03	Exculpatory Provisions	83
9.04	Reliance by Administrative Agent	84
9.05	Delegation of Duties	85
9.06	Resignation of Administrative Agent	85
9.07	Non-Reliance on Administrative Agent and Other Lenders	86
9.08	No Other Duties, Etc.	86
9.09	Administrative Agent May File Proofs of Claim	86
9.10	Collateral and Guaranty Matters	87
9.11	Intercreditor Agreement	87

ARTICLE X
CONTINUING GUARANTY

10.01	Guaranty	88
10.02	Rights of Lenders	88
10.03	Certain Waivers	88
10.04	Obligations Independent	89
10.05	Subrogation	89
10.06	Termination; Reinstatement	89
10.07	Subordination	90
10.08	Stay of Acceleration	90
10.09	Condition of Borrower	90

ARTICLE XI
MISCELLANEOUS

11.01	Amendments, Etc.	90
11.02	Notices and Other Communications; Facsimile Copies	92
11.03	No Waiver; Cumulative Remedies	93
11.04	Expenses; Indemnity; Damage Waiver	93
11.05	Payments Set Aside	95
11.06	Successors and Assigns	95
11.07	Treatment of Certain Information; Confidentiality	99
11.08	Right of Setoff	100
11.09	Interest Rate Limitation	100
11.10	Counterparts; Integration; Effectiveness	100
11.11	Survival of Representations and Warranties	101
11.12	Severability	101
11.13	Replacement of Lenders	101
11.14	Governing Law; Jurisdiction; Etc.	102
11.15	Waiver of Jury Trial	103
11.16	No Advisory or Fiduciary Responsibility	103
11.17	USA PATRIOT Act Notice	104
11.18	Release of Collateral	104
11.19	Intercreditor Agreement	104

SIGNATURES

SCHEDULES

I	Indebtedness Being Refinanced
II	Equity Investors
III	Material Contracts
2.01	Commitments and Applicable Percentages
5.01	Loan Party Information
5.05(d)	Pro Forma Adjustments to Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.12	Items to be Delivered in Respect of Acquired Real Property
11.02	Information for Notices
11.06	Processing and Recordation Fee Required for Assignment and Assumption

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Security Agreement
F-1	Opinion Matters – Counsel to Loan Parties
F-2	Opinion Matters – Local Counsel to Loan Parties
G	Assumption Agreement
H	Intercreditor Agreement
Annex I	Adjustments to EBITDA

v

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (“Agreement”) is entered into as of May18, 2007, among BSB ACQUISITION CO., INC., a Delaware corporation (and together with the Surviving Corporation (as hereinafter defined), the “Borrower”), BOULDER SPECIALTY BRANDS, INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower was organized by Holdings to acquire control of GFA Holdings, Inc., a Delaware corporation (the “Company”).

Pursuant to the Merger Agreement dated September 25, 2006 (as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted in accordance with the Loan Documents (as hereinafter defined), the “Merger Agreement”) among Holdings, the Borrower, the Company and TSG4 L.P., in its individual capacity and as representative of the existing shareholders of the Company, the Borrower has agreed to consummate a merger (the “Merger”) with the Company in which the Company will be the surviving corporation. Immediately thereafter, the Company will merge (the “Opco Merger”) with its wholly-owned subsidiary GFA Brands, Inc., a Delaware corporation (the “Operating Subsidiary”), with the Operating Subsidiary being the surviving corporation (the “Surviving Corporation”).

The Borrower has requested that immediately upon the consummation of the Merger, the Lenders lend to the Surviving Corporation up to $40,000,000 to pay to the holders of the Company’s stock immediately prior to the Merger the cash consideration for their shares in the Merger (the “Merger Consideration”), to pay transaction fees and expenses, to fund an escrow account (the “Bonus Escrow Account”) for the future payment of the Bonus Payments (as hereinafter defined) and to refinance (the “Refinancing”) certain Indebtedness of the Company set forth on Schedule I.

Simultaneously herewith, (a) Holdings will issue and sell, pursuant to the Securities Purchase Agreement dated as of September 25, 2006 (as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted in accordance with the Loan Documents (as hereinafter defined) the “Securities Purchase Agreement”), 14,410,188 shares of common stock and 15,388,889 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) to the persons listed on Schedule II (the “Equity Investors”) and (b) the Borrower is entering into the First Lien Credit Agreement (as hereinafter defined) pursuant to which (i) the Borrower will incur $120,000,000 in principal amount of senior secured loans the proceeds of which will be used to pay the Merger Consideration, to pay transaction fees and expenses, and to consummate the Refinancing and (ii) from time to time, the lenders party thereto will lend to the Borrower and the L/C Issuer (as defined in the First Lien Credit Agreement) will issue letters of credit for the account of the Borrower to provide a revolving credit facility for the Borrower and its Subsidiaries (as hereinafter defined).

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loan at such time. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means 5.00% per annum for Base Rate Loans and 6.00% per annum for Eurodollar Rate Loans.

“Appropriate Lender” means, at any time, a Lender that has a Commitment at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means has the meaning specified in Section 11.06(b)(i)(B).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bonus Escrow Account” has the meaning specified in Preliminary Statements to this Agreement.

“Bonus Payments” means the amount of any bonus or severance obligations paid or payable by the Company, GFA Brands or the Surviving Corporation to any of their respective shareholder, directors, officers or employees in connection with the consummation of the transactions contemplated by the Merger Agreement (i) to New Industries Corporation pursuant to that certain Extended Transitional Services Agreement dated July 21, 2006, by and between GFA Brands and New Industries Corporation which shall include the Earnings Bonus and the Sale Bonus (as defined therein) and (ii) to Roger Ansley pursuant to that certain Letter Agreement by and between Roger Ansley and GFA Brands dated on or about July 21, 2006, which amount shall specifically include any amounts payable to or on behalf of Mr. Ansley by the Company or GFA Brands with respect to taxes incurred by Mr. Ansley in connection with such bonus; provided, that to the extent that the aggregate amount of the Bonus Payments exceeds $25.0 million, the purchase price for the Acquisition remains the same on the balance sheet of Holdings.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business” means the Company’s and the Operating Subsidiary’s business of producing, marketing, distributing and selling functional food products under the trade names Smart Balance® and Earth Balance® and such other products produced, marketed, distributed or sold by the Company or the Operating Subsidiary as of the date of the Merger Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure Carryover Amount” has the meaning specified in Section 7.12.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset that would be reflected as a capital expenditure on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP (excluding (i) normal replacements and maintenance which are properly charged to current operations, (ii) any expenditures made with the proceeds of any Disposition permitted under Section 7.05 or proceeds from Extraordinary Receipts, to the extent that the proceeds therefrom are permitted to be reinvested pursuant to Section 2.03(b)(v), (iii) any expenditure made with that portion of the proceeds of the sale or issuance of Equity Issuances that is not required to be used to prepay the Loans and Cash Collateralize Letters of Credit, (iv) expenditures which are contractually required to be, and are, reimbursed in cash by a unrelated third party to the Borrower or any of its Subsidiaries during such period of calculation, (v) that portion of any Investment effected pursuant to Section 7.03(h) or 7.03(i) which would otherwise be required to be accounted for as a capital expenditure in accordance with GAAP (and which is included in calculating compliance with the limitations in such Section 7.03(h) or 7.03(i)) and (vi) capitalized interest). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.17) in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Distributions” means, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

“Cash Equivalents” means any of the following types of Investments:

(a) obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase obligations with a term of not more than 180 days fro underlying securities of the type described in clause (a) above entered into with a Person meeting the qualifications described in clause (b) above; and

(e) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and at least 95% of the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender and (b) is designated in writing by the Borrower to the Collateral Agent as a “Cash Management Bank”, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code and a Person substantially all the assets of which are securities in controlled foreign corporations.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors and the Founders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) or (iv) are approved by the governance committee if such governance committee was elected by individuals referred to in clauses (i), (ii) and (iii); or

(c) Holdings or the Borrower shall have obtained knowledge that any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(d) within 48 months after the Closing Date, Robert S. Gluck and Stephen B. Hughes shall cease to be executive officers or directors of Holdings and an adequate replacement executive officer or director has not been appointed by the Board of Directors of Holdings within a customary period of time; or

(e) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(f) a “change of control” or any comparable term under, and as defined in, any indenture or agreement governing Indebtedness of Holdings or the Borrower that is outstanding in a principal amount in excess of the Threshold Amount [(including, without limitation, the First Lien Credit Agreement)] shall have occurred.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property and assets that are or are purported under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent pursuant to Section 9.01(b).

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Letter” means the letter agreement, dated September 25, 2006 among the Borrower, the Administrative Agent and the Arranger.

“Company” has the meaning specified in the Preliminary Statements to this Agreement.

“Company Material Adverse Effect” means any event, circumstance, changes, occurrences, effects or developments (collectively, “Events”) that, individually or in the aggregate, is materially adverse to the Business or the assets, liabilities, financial condition or operating results of the Company or the Operating Subsidiary; provided, however, that no Event will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Company Material Adverse Effect to the extent that it arises out of or relates to: (1) a general deterioration in the United States economy or in the industries in which the Company operates, including any deterioration in the business of any of the Company’s significant customers, suppliers or business partners, (2) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism, (3) a natural disaster or any other natural occurrence beyond the control of the Company, (4) the disclosure of the fact that Holdings is the prospective acquirer of the Company, (5) the announcement or pendency of the transactions contemplated hereby, (6) any change in accounting requirements or principles imposed upon the Company or any change in applicable laws, rules or regulations or the interpretation thereof, (7) any action required by the Purchase Agreement or (8) any action of the Company or the Operating Subsidiary that requires the consent of Holdings under the Merger Agreement if Holdings does not consent to such action (unless, in the case of clauses (1) and (2), such Event has a disproportionate impact on the Company and the Operating subsidiary as compared to other companies operating in the same industry).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Charges” means, for any Measurement Period, that portion of Consolidated Interest Charges that is paid or payable in cash during such Measurement Period, excluding (x) amortization of debt discount and debt issuance fees, (y) fees in connection with the Transaction, and (z) agency fees payable to the Administrative Agent in connection with this Agreement and agency fees payable to the “Administrative Agent” under the First Lien Credit Agreement in connection therewith; provided that (a) for purposes of determining the amount of Consolidated Interest Charges for the fiscal quarter ended June 30, 2007, such amount for the Measurement Period then ended shall equal the Consolidated Interest Charges for the period from the Closing Date until June 30, 2007 multiplied by a fraction the numerator of which is 90 and the denominator of which is the number of days elapsed from the Closing Date until June 30, 2007 (such calculation being referred to herein as “normalized”), which product shall then be multiplied by four; (b) for purposes of determining the amount of Consolidated Cash Interest Charges for the fiscal quarter ended September 30, 2007, such amount for the Measurement Period then ended shall equal the Consolidated Cash Interest Charges for the two fiscal quarters then ended (normalized for the quarter ended June 30, 2007) multiplied by two, (c) for purposes of determining the amount of Consolidated Cash Interest Charges for the fiscal quarter ended December 31, 2007, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended (normalized for the quarter ended June 30, 2007) multiplied by 4/3 and (d) for purposes of determining the amount of Consolidated Cash Interest Charges for the fiscal quarter ended March 31, 2008, such amount for the Measurement Period then ended shall equal such item for the four fiscal quarters then ended (normalized for the quarter ended June 30, 2007).

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes and franchise taxes payable, (iii) depreciation and amortization expense (including without limitation amortization of goodwill and other intangible assets), (iv) non-cash, non-recurring charges and other non-recurring expenses, losses and charges reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Holdings and its Subsidiaries for such Measurement Period), (v) in the case of any Measurement Period that includes any period prior to the Closing Date, management fees paid to Mason Sundown and New Industries Corporation during such Measurement Period prior to the Closing Date, (vi) in the case of any Measurement Period that includes a period ended within the first year following the Closing Date, an amount equal to the Bonus Payments, not to exceed $25.0 million, (vii) in the case of any Measurement Period that includes the Closing Date, expenses related to the Transaction up to $2,500,000, (viii) non-cash equity compensation, (ix) non-cash warrant expense, (x) any write off or amortization of deferred financing costs, (xi) the cumulative effect of changes in accounting principles as required by GAAP and (xii) losses of Holdings incurred during the period from January 1, 2007 to the Closing Date; minus (b) the following to the extent included in calculating such Consolidated Net Income, without duplication: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period) and (iii) costs associated with Sarbanes-Oxley compliance and other public company costs; provided that for the first year ended after the Closing Date, the costs pursuant to this clause (iii) shall be deemed to be (A) $4.0 million for the first fiscal quarter of such Measurement Period, (B) $3.0 million for the second fiscal quarter of such Measurement Period, (C) $2.0 million for the third fiscal quarter of such Measurement Period and (D) $1.0 million for the fourth fiscal quarter of such Measurement Period; provided further that EBITDA for each of the following periods shall be deemed to be the following amount: (1) for the fiscal quarter ended June 30, 2006, $4,440,318, (2) for the fiscal quarter ended September 30, 2006, $9,575,242, (3) for the fiscal quarter ended December 31, 2006, $6,747,298 and (4) for the fiscal quarter ended March 31, 2007 $6,983,813.

For purposes of calculating Consolidated EBITDA for any Measurement Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Measurement Period (or in the case of pro forma calculations, during the period from the first day of such Measurement Period to and including the date as of which such calculation is made) any of Holdings, the Borrower or any of its Subsidiaries shall have made one or a series of Dispositions involving assets having an aggregate fair market value of $200,000 or more or any acquisition permitted under Section 7.03(h) or Investment permitted by Section 7.03(i), Consolidated EBITDA for such Measurement Period shall be calculated after giving effect thereto on a Pro Forma Basis.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Loans hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (including purchase money Indebtedness but excluding trade accounts payable and accrued expenses in the ordinary course of business or in connection with the Transaction and not past due for more than 90 days after the date on which such trade account becomes due), (d) all Attributable Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company, limited partnership in which neither Holdings nor any of its Subsidiaries is the general partner (or an entity formed under the law of any jurisdiction outside the United States having the same characteristics as to limitations on members’ liability as the foregoing) in which Holdings or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings or such Subsidiary. Consolidated Funded Indebtedness shall not include the Preferred Stock and related warrants and imbedded derivatives that do not represent a cash liability.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries for the most recently completed Measurement Period, calculated on a Pro Forma Basis.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Net Debt as of such date to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the most recently completed Measurement Period, calculated on a Pro Forma Basis.

“Consolidated Net Income” means, at any date of determination, the net income of Holdings and its Subsidiaries (without giving effect to extraordinary gains or extraordinary losses) on a consolidated basis for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power (i) for the purposes of the definition of “Affiliate” only to vote 10% or more of the voting Equity Interests of a Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” means, with respect to any Person, (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (d) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

“Debt Ratings” means the corporate family rating of Holdings by Moody’s, the corporate credit rating of Holdings by S&P and the rating of the Facility by each of Moody’s and S&P.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing unless a condition to the exercise of such option or right is that such disposition is permitted under this Agreement), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States or any state thereof, and “Domestic Subsidiaries” means any two or more of them.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed (it being understood that an assignment to a competitor of the Borrower is grounds upon which the Borrower may reasonably withhold its approval of such assignment)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Action” means any and all claims, actions, suits, arbitrations, written demands, liens, notices of non-compliance or violation, notices of liability or potential liability, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit, any Environmental Liability or any Hazardous Materials.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” has the meaning specified in the Preliminary Statements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	LIBO Rate
1.00 – Eurodollar Reserve Percentage

Where,

“LIBO Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Events” has the meaning specified in the definition of Company Material Adverse Effect.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period (without duplication), (a) Consolidated Net Income for such period, plus (b) an amount equal to the aggregate amount of all noncash charges deducted in determining the Consolidated Net Income for such period, plus (c) an amount (whether positive or negative) equal to the change in consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, plus (d) the Capital Expenditure Carryover Amount, if any, permitted to be used for Capital Expenditures of the Borrower and its Subsidiaries during such period to the extent not so used during such period and not permitted to be used in a subsequent period, less (e) an amount equal to the aggregate amount of all noncash credits included in determining the Consolidated Net Income for such period, less (f) an amount (whether positive or negative) equal to the change in consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries during such period, less (g) an amount equal to the aggregate amount of all Capital Expenditures made in cash and expenditures for any acquisition permitted under Section 7.03(h) or any Investments in a joint venture permitted under Section 7.03(i) by the Borrower and its Subsidiaries during such period, less (h) the aggregate principal amount of Indebtedness (other than the Loans) optionally prepaid during such period (in the case of any Indebtedness that is revolving in nature, to the extend that such payment gave rise to a permanent reduction of commitments), less (i) the aggregate principal amount of all scheduled and mandatory payments of Indebtedness made during such period (in the case of any Indebtedness revolving in nature, to the extent that such payment gave rise to a permanent reduction of commitments), less (j) an amount equal to the aggregate amount of all Cash Distributions paid by the Borrower during such period, less (k) the Capital Expenditure Carryover Amount, if any, for such period, less (l) to the extent that they represented an increase in Consolidated Net Income for such period, the amount of the Net Cash Proceeds of any Disposition or Extraordinary Receipt during such period that is subject to the provisions of Section 2.03(b).

“Excluded Deposit Accounts” has the meaning specified in the Security Agreement.

“Excluded Joint Venture” means a Subsidiary acquired pursuant to Section 7.03(i) of which the Loan Parties own less than 100% of the Equity Interests that the Borrower designates as an Excluded Joint Venture by written notice to the Administrative Agent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 6, 2005 among Operating Subsidiary, Union Bank of California, NA, as sole lead arranger and administrative agent, and a syndicate of lenders party thereto.

“Extraordinary Receipt” means any cash received from (a) tax refunds relating to any period prior to the Closing Date for which no receivable has been booked by Holdings or any of its Subsidiaries, (b) proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), (c) casualty and condemnation awards (and payments in lieu thereof) and (d) any purchase price adjustments that results in a decrease of total cash purchase price for the relevant acquisition on the balance sheet; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, or casualty or condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied within 12 months after such receipt (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto. For the avoidance of doubt, all amounts received by Holdings or any of its Subsidiaries from the Bonus Escrow Account shall constitute Extraordinary Receipts.

“Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 25, 2006 among the Borrower, the Administrative Agent and the Arranger.

“First Lien Administrative Agent” means the “Administrative Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Collateral Agent” means the “Collateral Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of May18_, 2007, among the Borrower, Holdings, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as amended, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Facilities” means the “Facilities” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the “Loan Documents” under and as defined in the First Lien Credit Agreement, as such documents may be amended, restated, supplemented, replaced, refinanced, extended or renewed, whether pursuant to one or more facilities, different lenders or different agents, or otherwise modified from time to time, in each case in accordance with the provisions of the Intercreditor Agreement.

“First Lien Obligations” means the “Obligations” under and as defined in the First Lien Credit Agreement.

“Foreign Lender” means any Lender or Administrative Agent that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Founder” means any of the following: Stephen B. Hughes, Robert S. Gluck, James E. Lewis, Robert J. Gillespie, William E. Hooper, Gerald J. Laber and Robert F. McCarthy.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, any (a) any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable (or performable, but only to the extent that the failure to perform would give rise to a payment obligation) by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment (or performance, but only to the extent that the failure to perform would give rise to a payment obligation) of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, Holdings and each Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by Holdings under Article X in favor of the Secured Parties and, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, toxic mold, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Swap Contract.

“Holdings” has the meaning specified in the recital of parties to this Agreement.

“Holdings Charter” means the Amended and Restated Certificate of Incorporation of Holdings filed with the office of the Delaware Secretary of State on May 21, 2007.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum available or drawn amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract, calculated at the Swap Termination Value thereof;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business (or, in the case of accrued expenses, in connection with the Transaction) and not past due for more than 90 days after the date on which such trade account becomes due unless being contested in good faith with adequate reserves in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, in each case, prior to the date which is 91 days after the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, however, that any Equity Interests that would not constitute Indebtedness under this clause (g) but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change of control or a Disposition occurring prior to the 91st day after the Maturity Date in respect of the Term B Facility shall not constitute Indebtedness under this clause (g) if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the 91st day after the payment in full of the Obligations under this Agreement (other than contingent indemnity obligations as to which no claim for indemnification has been made); and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or a limited partnership in which neither Holdings nor any of its Subsidiaries is the general partner (or an entity formed under the law of any jurisdiction outside the United States having the same characteristics as to limitations on members’ liability as the foregoing)) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. Indebtedness shall not include the Preferred Stock and related warrants.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information Memorandum” means the information memorandum dated November 2006 used by the Arranger in connection with the syndication of the Commitments.

“Initial Credit Extension” means the date of the initial Borrowing hereunder.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercreditor Agreement” means the intercreditor agreement, in substantially the form of Exhibit H hereto, dated as of May 21, 2007 among the Collateral Agent and the First Lien Collateral Agent and acknowledged and agreed to by the Borrower, Holdings and each other Loan Party.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in Holdings internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of Equity Interests of another Person, (b) loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less the amount of any returns or distributions thereon or proceeds thereof received by such Person.

“IP Security Agreement Supplement” has the meaning specified in Section 11(g) of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For avoidance of doubt, “Lien” shall not include any license of intellectual property.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Secured Swap Contract, (g) each Secured Cash Management Agreement and (h) the Intercreditor Agreement; provided that for purposes of Articles IV through VIII, “Loan Documents” shall not include any Secured Swap Contract or Secured Cash Management Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party the termination of which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person and includes, in any event, the contracts listed on Schedule III.

“Maturity Date” means November 18, 2014.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings for which financial statements were required to have been delivered to the Administrative Agent or, if less than four consecutive fiscal quarters of Holdings have been completed since the Closing Date, the fiscal quarters of Holdings that have been completed since the Closing Date.

“Merger” has the meaning specified in the Preliminary Statements to this Agreement.

“Merger Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Merger Consideration” has the meaning specified in the Preliminary Statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means deeds of trust, trust deeds, and mortgages in form reasonably satisfactory to the Administrative Agent delivered pursuant to Section 6.12.

“Mortgage Threshold” means an aggregate fair market value for all owned real property taken together of $500,000 in the aggregate.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by Holdings or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of Holdings or any of its Subsidiaries, in each case, after the Closing Date, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonably and customary out-of-pocket fees and expenses incurred by Holdings or such Subsidiary in connection with such transaction (including, without limitation, underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith), (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith and any other taxes payable in connection therewith and (D) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP that is actually paid with six months of such sale; and

(b) with respect to the sale or issuance of any Equity Interest by Holdings or any of its Subsidiaries (other than on the Closing Date in connection with the Transaction), or the incurrence or issuance of any Indebtedness by Holdings or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) reasonable and customary transaction fees and expenses (including, without limitation, underwriting, brokerage or other customary selling discounts and commissions and reasonable legal, advisory and other fees and expenses) incurred by Holdings or such Subsidiary in connection therewith.

“Note” means a promissory note made by the Borrower in favor of a Lender, evidencing Loans made by such Lender, in substantially the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities and obligations of any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) (including, without limitation, in the case of Holdings, the Holdings Charter); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition Consideration” means the aggregate cash and noncash consideration for an acquisition permitted under Section 7.03(h) (including any assumed Indebtedness and other assumed liabilities and obligations, the fair market value of all Equity Interests issued or transferred to the sellers thereof (other than common stock of Holdings or that portion of the cash proceeds of the issuance thereof that is not required to be used to prepay the Loans), and the Borrower’s good faith estimates of the amount of consideration consisting of contingent liabilities assumed or incurred in connection therewith).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Collateral” means the Pledged Debt and the Pledged Equity.

“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1(d)(iii) of the Security Agreement.

“Pro Forma Basis” means, with respect to any Disposition or any acquisition permitted under Section 7.03(h) or any Investment permitted under Section 7.03(i) (each, a “relevant transaction”), that the relevant transaction in question shall be deemed to have been consummated as of the first day of the most recent Measurement Period. In connection with any such calculation, (i) all Indebtedness incurred or repaid by Holdings or any of its Subsidiaries in connection with such relevant transaction (or any other relevant transaction which occurred during the relevant Measurement Period) shall be deemed to have been incurred or repaid, as the case may be, as of the first day of the relevant Measurement Period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (iii) income statement items (whether positive or negative) attributable to all property acquired or Disposed of in such relevant transaction shall be included as if such transaction had occurred as of the first day of the relevant Measurement Period.

“Refinancing” has the meaning specified in the Preliminary Statements to this Agreement.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Registration Rights Agreement” means the Registration Rights Agreement among Holdings and the Equity Investors dated as of the date hereof in substantially the form of Exhibit D to the Securities Purchase Agreement.

“Related Documents” means the Merger Agreement, each agreement governing the Bonus Escrow Account, the Securities Purchase Agreement, the Registration Rights Agreement and the Holdings Charter.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of the Loans outstanding on such date; provided that the Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, vice chairman, senior vice president of finance or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Swap Contract” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Securities Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 22(b) of the Security Agreement.

“Series A Preferred Shares” means the 15,388,889 shares of “Series A Convertible Preferred Stock”, having a par value of $0.0001, issued pursuant to the Holdings Charter.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.06(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Surviving Corporation” has the meaning specified in the Preliminary Statements to this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $7,500,000.

“Total Net Debt” means, as of any date, an amount equal to (a) Consolidated Funded Indebtedness as of such date minus (b) up to $5.0 million of cash on hand of the Borrower that is not subject to any Lien or restriction (other than Liens created under the Loan Documents and the First Lien Loan Documents and Liens permitted under Section 7.01(q)).

“Transaction” means, collectively, (a) the organization of BSB Acquisition Co., Inc. and the issuance of all of the Equity Interests therein to Holdings, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are or are intended to be a party, (c) the incurrence of the Loans incurred on the Closing Date and the application of the proceeds therefrom, (d) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto, (e) the consummation of the Mergers; (f) the issuance of the Preferred Stock and common stock of Holdings to the Equity Investors; (g) the incurrence of the loans under the First Lien Credit Agreement and (h) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that (a) is organized under the laws of one of the states of the United States of America or the laws of the District of Columbia and (b) that is not a CFC.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein, including in clause (b) of this Section 1.03, or as otherwise disclosed (together with a reconciliation) at the time of delivery thereof.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversio n of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of the Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Facility, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than [seven] Interest Periods in effect in respect of the Facility.

(f) Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select (i) Eurodollar Rate for the initial Credit Extension unless it shall have provided a satisfactory written funding indemnity or (ii) Interest Periods for Eurodollar Rate Loans that have a duration of more than one month during the period from the date hereof to the date which is 90 days after the date of this Agreement (or such earlier date upon which syndication shall have been completed as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Borrower and the Lenders). The Administrative Agent will notify the Borrower promptly upon completion of primary syndication of the Facility.

2.03 Prepayments. (a) Optional. The Borrower may at any time and from time to time, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that any prepayment of Loans pursuant to this Section 2.03 made on or prior to the second anniversary of the Closing Date shall be accompanied by a premium equal to (i) in the case of any such prepayment on or prior to the first anniversary of the Closing Date, 2.0% of the aggregate principal amount so prepaid and (ii) in the case of any such prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1.0% of the aggregate principal amount so prepaid; provided, further that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Facility.

(b) Mandatory. After payment in full of the First Lien Facilities, (a) within ten days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay in the manner set forth in Sections 2.03(b)(vii) and (viii) an aggregate principal amount of Loans equal to (a) 50% of Excess Cash Flow for the fiscal year covered by such financial statements minus (b) the aggregate amount of all optional prepayments of Loans and of “Loans” under and as defined in the First Lien Credit Agreement made during such fiscal year;

(ii) if any Loan Party or any of its Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05 (other than clause (m), (n) or (o) thereof)) which in the aggregate results in the receipt by such Loan Party or such Subsidiary of Net Cash Proceeds (determined as of the date of such Disposition, whether or not such Net Cash Proceeds are then received by such Loan Party or such Subsidiary), in excess of $250,000 in any fiscal year, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon (and in any event within five Business Days after) receipt thereof by such Loan Party or such Subsidiary; provided that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(ii), at the option of the Borrower, and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets (or, in the case of proceeds received pursuant to a Disposition permitted under Section 7.05(o), in Investments permitted under Section 7.03(h) or (i)) within 12 months after the receipt of such Net Cash Proceeds; provided further, however, that any Net Cash Proceeds not so reinvested within such 12-month period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03;

(iii) upon the sale or issuance by Holdings or any of its Subsidiaries of any of its Equity Interests (other than (A) any sales or issuances of Equity Interests to another Loan Party and (B) exercises of options by employees of a Loan Party that do not give rise to Net Cash Proceeds in excess of $3,125,000 in the aggregate), including as a result of the exercise of any warrants to acquire Equity Interests in Holdings or any Subsidiary by the holders thereof, the Borrower shall prepay in the manner set forth in Sections 2.03(b)(vii) and (viii) an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom promptly upon (and in any event within five Business Days after) receipt thereof by Holdings or such Subsidiary;

(iv) upon the incurrence or issuance by Holdings or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay in the manner set forth in Sections 2.03(b)(vii) and (viii) an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon (and in any event within five Business Days after) receipt thereof by Holdings or such Subsidiary; and

(v) upon any Extraordinary Receipt received by or paid to Holdings or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.03(b), the Borrower shall prepay in the manner set forth in Sections 2.03(b)(vii) and (viii) an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon (and in any event within five Business Days after) receipt thereof by such Loan Party or such Subsidiary; provided that, with respect to any Net Cash Proceeds from insurance or casualty or condemnation awards, at the option of the Borrower, and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets within 12 months after the receipt of such Net Cash Proceeds; provided further, however, that any Net Cash Proceeds not so reinvested within such 12-month period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03.

(vi) Prepayments of the Borrowings made pursuant to clause (i), (ii), (iii), (iv), or (v) of this Section 2.03(b), shall be applied ratably to the accounts of each Lender.

2.04 Reduction of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the Closing Date upon funding of the initial Borrowing.

2.05 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Upon the occurrence and during the continuance of a Default under Section 8.01(a), (f) or (g) or an Event of Default and upon the request of the Required Lenders (which request shall be automatically deemed to have been made upon the actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States), the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be included in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 15 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination (exercised in good faith) of the Administrative Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender (including, for this purpose the Administrative Agent), if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion (exercised in good faith), that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent, or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender, in the event that the Administrative Agent or such Lender determines in its sole discretion that it is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary set forth herein, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party that payment of which would place the Administrative Agent or such Lender (as applicable) in a less favorable net after-tax position than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had never been imposed. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the Interest Period applicable thereto and until the Administrative Agent informs the Borrower that the circumstance giving rise to such suspension no longer exists. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and those of such Lender’s holding company), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Within 15 Business Days after demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSION

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension on the Closing Date hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, electronic photocopies (“pdf’s”) or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least three days prior to the Closing Date;

(iii) a security agreement, in substantially the form of Exhibit E (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (which shall be delivered to the First Lien Administrative Agent in accordance with the Intercreditor Agreement),

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements and all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary in order to perfect the Liens created thereby,

(E) copies of the Assigned Agreements referred to in the Security Agreement, and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements);

(iv) the Intercreditor Agreement, duly executed by all the parties thereto;

(v) an intellectual property security agreement, in substantially the form of Exhibit B to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, in proper form for filing in the U.S Patent and Trademark Office and the U.S. Copyright Office;

(vi) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party certifying (1) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (2) that such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and Holdings is validly existing, in good standing and qualified to engage in business in Delaware and, in the case of Holdings, Colorado;

(viii) a favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-1 and such other customary matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(ix) a favorable opinion of Morris, Nichols, Arsht & Tunnell, LLP, local counsel to the Loan Parties in Delaware, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(x) a favorable opinion of Ropes & Gray LLP, counsel for the Sellers, delivered in connection with the Acquisition and the Merger which opinion is either (A) addressed to the Administrative Agent and the Lenders or (B) accompanied by a reliance letter from such counsel addressed to the Administrative Agent and the Lenders that expressly states that the Administrative Agent and the Lenders may rely on such opinion;

(xi) receipt of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Transaction (other than any third party consents the failure of which to obtain, in the good faith judgment of the Administrative Agent, would not be material and adverse to the interests of the Lenders), each of which shall be in full force and effect, and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on Holdings and its subsidiaries or the Transaction;

(xii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(m) and (n) have been satisfied, (B) that there has been no event or circumstance since December 31, 2005 that has had or could be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (C) a calculation of the pro forma Consolidated Leverage Ratio and the pro forma, adjusted Consolidated EBITDA for the period of four fiscal quarters ended as of March 31, 2007 in accordance with Section 4.01(i) and (D) the current Debt Ratings;

(xiii) a certificate attesting to the Solvency of the Borrower and the Guarantors on a Consolidated basis, before and after giving effect to the Transaction, from the Treasurer of the Borrower;

(xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv) certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request; provided, that the Administrative Agent and the Lenders acknowledge that they are satisfied with (A) the Merger Agreement dated as of September 25, 2006 executed by the Sellers, Holdings, Merger Co. and the Companies and the exhibits and schedules thereto and (B) the Securities Purchase Agreement dated as of September 25, 2006 among the Equity Investors and Holdings and the exhibits thereto;

(xvi) copies of certificates of merger in form satisfactory to the Administrative Agent to effect the Merger and the Opco Merger in form appropriate to be filed with the Secretary of State of the State of Delaware on the Closing Date;

(xvii) an assumption agreement in substantially the form of Exhibit G (the “Assumption Agreement”), duly executed by the Surviving Corporation;

(xviii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of the Borrower, provided that such certificate shall only include calculations of the Consolidated Leverage Ratio; and

(xix) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.

(b) All fees required to be paid to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent solely in respect of this Section 4.01(c), the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before June 30, 2007.

(e) All of the written information provided to the Administrative Agent prior to September 25, 2006 shall be complete and correct in all material respects; and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Company or the Operating Subsidiary or the Transaction after September 25, 2006 that either individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

(f) The Merger Agreement shall be in full force and effect.

(g) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Merger and the Opco Merger shall be substantially simultaneously consummated on the Closing Date.

(h) The Borrower and its Subsidiaries shall have (based on the unaudited financial statements for the twelve-month period ended March 31, 2007 (i) a pro forma Consolidated EBITDA for the twelve-month period ended March 31, 2007 of at least $26,500,000, calculated giving effect to the adjustments set forth on Annex I and (ii) a ratio of (x) Consolidated Funded Indebtedness (calculated giving effect to the Transaction but excluding any Revolving Credit Loans made on the Closing Date) to (y) pro forma Consolidated EBITDA for the twelve-month period ended March 31, 2007 (calculated as set forth in clause (i)) of not more than 6.00:1.00.

(i) The Lead Arranger shall have received: (a) audited consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 2004 (which may include separate audits for stub periods in 2004) and December 31, 2005 and for the six months ended June 30, 2006, unaudited consolidated financial statements of the Company and its subsidiaries for any interim quarterly periods that have ended since the most recent of such audited financial statements (which interim quarterly financial statements shall be delivered within 45 days after the end of the relevant quarter), unaudited financial statements for the fiscal year ended December 31, 2006, (b) pro forma financial statements as to Holdings and its subsidiaries giving effect to the Transaction filed with the proxy statement in connection with the Acquisition (and in any event including all interim quarterly financial statements for periods ended before the Closing Date and including pro forma financial statements for the twelve months ended December 31, 2006), and (c) forecasts prepared by management of Holdings and its subsidiaries, each in form reasonably satisfactory to the Lead Arranger, of balance sheets, income statements and cash flow statements for each month for the first seven months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Loans. The chief financial officer of Holdings and the Treasurer of the Borrower shall have provided the Lead Arranger a written certification to the effect that the pro forma financial statements delivered pursuant to clause (b) above and the forecasts delivered pursuant to clause (c) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions.

(j) Holdings shall have received not less than $240,000,000 in cash proceeds from the sale of Preferred Stock and common stock to the Equity Investors (of which at least $101,500,000 shall be proceeds from the sale of common stock), and Holdings shall have contributed such cash proceeds, together with at least $75,000,000 of Holdings’ cash on hand, to the capital of the Borrower.

(k) The Borrower shall have received not less than $120,000,000 from the incurrence of the loans under the First Lien Credit Agreement and shall have available revolving credit commitments of at least $20,000,000 (minus the face amount of any letter of credit issued thereunder and the principal amount of any borrowings thereunder on the Closing Date) under the First Lien Credit Agreement.

(l) Since the date of the Audited Financial Statements there shall have occurred no Event that, either individually in the aggregate, could reasonable be expected to have a Company Material Adverse Effect.

(m) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, (i) the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively and (ii) for purposes of the initial Credit Extension on the Closing Date, the reference to “Material Adverse Effect” in Section 5.05(c) shall be deemed to be a reference to “Company Material Adverse Effect”.

(n) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(o) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Set forth on Schedule 5.01 hereto is a complete and accurate list of all Loan Parties as of the date of this Agreement, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens permitted under Section 7.01)

under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law except, in the case of clauses (b) and (c), in any one or more respects that taken together are de minimis.

5.03 Governmental Authorization; Other Consents. Except as have been made or taken and are in full force and effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the execution and delivery or performance by any Loan Party of any Related Document, or for the consummation of the Transaction (except such as could not reasonably be expected to be material to the Transaction, to Holdings and its Subsidiaries or to the Lenders), (c) (i) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (ii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof, subject only to Liens created under the First Lien Loan Documents and Liens permitted by clauses (e), (j) and (q) of Section 7.01) or (iii) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except in the case of this clause (c) for (A) the filing of UCC financing statements and continuation statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (B) recordation of any mortgages, (C) in the case of the Pledged Collateral, delivery of such Pledged Collateral to the First Lien Collateral Agent pursuant to the Intercreditor Agreement, (D) in the case of Deposit Accounts not constituting Excluded Deposit Accounts, by the execution and delivery of control agreements providing for “control” as described in Section 9-104 of the UCC, (E) in the case of Securities Accounts, upon the earlier of (x) the filing of UCC financing statements and (y) the execution and delivery of control agreements providing for “control” as described in Section 9-106 of the UCC (F) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities and (G) any consents, exemptions, authorizations, actions, notices, approvals, registrations or filings that do not affect more than a de minimis portion of the Collateral. The Merger has been consummated on the Closing Date, substantially simultaneously with the Initial Credit Extension, in accordance with the Merger Agreement (without any waiver or amendment of any term, provision or condition set forth therein that in the good faith judgment of the Administrative Agent is or could reasonably be expected to be material and adverse to the Lenders to which the Administrative Agent has not previously consented in writing) and applicable Law. The Opco Merger has been consummated on the Closing Date, substantially simultaneously with the initial Credit Extension hereunder, in accordance with applicable Law.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

5.05 Financial Statements; No Material Adverse Effect. (a) Each of the Audited Financial Statements and the audited financial statements for the six months ended June 30, 2006 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and the Operating Subsidiary as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be shown therein in accordance with GAAP (or, in the case of the financial statements of the Company provided on the date of this Agreement, to the best knowledge of Holdings and the Borrower, show all material indebtedness and other liabilities, direct or contingent, of the Company and the Operating Subsidiary, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be shown therein in accordance with GAAP).

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of Holdings and its Subsidiaries as at December 31, 2006, and the related consolidated pro forma statements of income and cash flows of Holdings and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP except with respect to the adjustments set forth on Schedule 5.05(d).

(e) The consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts or guarantees of future performance and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

5.06 Litigation. There are no actions, suits, proceedings or claims pending or, to the knowledge of Holdings or the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to adversely affect this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, except in one or more respects that taken together are de minimis or (b) either individually or in the aggregate have a reasonable likelihood of an adverse determination and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from any Credit Extension or from the application of the proceeds thereof.

5.08 Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) As of the date of this Agreement, Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof.

(d) As of the date of this Agreement, (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(ii) As of the date of this Agreement, Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(e) As of the date of this Agreement, Schedule 5.08(e) sets forth a complete and accurate list of all Investments (other than Cash Equivalents) held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries comply, and for the past three years, have complied, with all applicable Environmental Laws and Environmental Permits except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the active CERCLIS list or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries in a form or condition which violates, or gives rise to liability under, Environmental Laws; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. Holdings and its Subsidiaries have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no tax assessment or proposed tax assessment against Holdings, the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement except for any tax sharing agreement among the Loan Parties and their subsidiaries, a copy of which has been delivered to the Administrative Agent when required under Section 6.02. The Merger will not be taxable to the Borrower, the Company or any of their respective Subsidiaries in an aggregate amount in excess of $2,500,000.

5.12 ERISA Compliance. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws and each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and, except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan of the Borrower.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the date of this Agreement, each Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and Second Lien Documents. As of the date hereof, each Loan Party has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and Second Lien Documents.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders in compliance with Section 6.03 all events and circumstances, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing (or orally and confirmed in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made or delivered; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections as to future events are not to be viewed as facts or guarantees of future performance and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

5.16 Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. The Loan Parties are, on a Consolidated basis together with their Subsidiaries, Solvent.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnity obligations as to which no claim has been made or notice given) hereunder shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days (or, for the fiscal year ending December 31, 2006, 150 days) after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case (commencing with delivery of the annual financial statements for the fiscal year ended December 31, 2007) in comparative form the figures for the previous fiscal year, all in reasonable detail and in form reasonably satisfactory to the Administrative Agent and prepared in accordance with GAAP, such consolidated Statements to be audited and accompanied by a report and opinion of Ehrhardt Keefe Steiner & Hottman PC or other independent certified accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not state that such accountants express no opinion and shall not contain any “going concern” qualification or qualification as to scope of the audit, or any other qualification to which the Required Lenders have objected in writing;

(b) as soon as available, but in any event within 45 days (or, in the case of the fiscal quarter ended June 30, 2007, 60 days) after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows and, to the extent required by SEC reporting requirements, shareholders’ equity, for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in form reasonably satisfactory to the Administrative Agent, certified by the chief executive officer or the treasurer of Holdings as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than 60 days after the end of each fiscal year of Holding, forecasts prepared by management of Holdings, in form and detail reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows statements of Holdings and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), to the extent reasonably available at no incremental cost to Holdings or the Borrower, a certificate of its independent certified public accountants, in form and detail reasonably satisfactory to the Administrative Agent, certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate, in substantially the form of Exhibit D, signed by a Responsible Officer of Holdings and stating whether, since the date of the most recent financial statements delivered hereunder there has been any material change in GAAP used in the preparation of such financial statements, and if such material change has occurred, Holdings shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP;

(c) promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, final management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with any audit of the accounts or books of any Loan Party or any of its Subsidiaries;

(d) promptly after the sending or filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements, in each case, which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement evidencing indebtedness in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(f) as soon as available after the end of each fiscal year, a report in form and detail satisfactory to the Administrative Agent summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each initial notice or other initial correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding any Loan Party or any of its Subsidiaries, each initial notice of any possible investigation becoming an official investigation, each notice of resolution of any such investigation or possible investigation and any other information with respect thereto reasonably requested by the Administrative Agent from time to time;

(h) promptly upon receipt thereof, copies of all notices of default received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document, the Second Lien Credit Agreement, or any instrument, indenture, loan or credit or similar agreement evidencing Indebtedness in excess of the Threshold Amount;

(i) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect, or that affects a property subject to a Mortgage and could reasonably be expected to be material;

(j) as soon as available, a copy of any amendment to the Charter of any Loan Party;

(k) within 60 days after the end of each fiscal year, a report supplementing Schedules 5.01, 5.08(c), 5.08(d)(i) and (ii) and 5.13, including an identification of all owned real property disposed of by any Loan Party or any of its Subsidiaries during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and book value thereof and, in the case of leases of property, lessor, lessee, expiration date) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; and

(l) promptly, such additional information regarding the business, financial, legal or corporate affairs (including, without limitation, information concerning the Related Documents and transactions thereunder) of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 (other than Section 6.02(b)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent if it requests (including on behalf of any Lender) the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01 or 6.02 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date. Notwithstanding anything to the contrary contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates referred to in Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) to the extent such matter has resulted or could reasonably be expected to result in a Material Adverse Effect, (A) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof and (B) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority and (ii) the commencement of, or any material development in, any litigation or proceeding of a type described in Section 5.06 affecting any Loan Party or any Subsidiary thereof, or any material litigation or proceeding pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of the election by the Borrower to (A) reinvest all or any portion of any Net Cash Proceeds realized under a Disposition as described in Section 2.03(b)(ii) in or (B) reinvest all or a portion of a insurance or casualty or condemnation award as described in Section 2.03(b)(v).

(f) of the (A) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii) (including any such Disposition as to which the Borrower elects to retain the proceeds for reinvestment as permitted thereunder), (B) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii), (C) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iv) and (D) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(v) (including any such Extraordinary Receipt as to which the Borrower elects to retain the proceeds for reinvestment as permitted thereunder).

Each notice pursuant to Section 6.03(a), (b), (c), (d) or (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, except those being contested in good faith in the ordinary course of business as to which adequate reserves are being maintained in accordance with GAAP, including in any event (a) all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien permitted under Section 7.01); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and provided, that non-compliance with the terms of the First Lien Loan Documents shall not be deemed failure to comply for the purposes of this Section 6.04 to the extent that such non-compliance is subject to a grace period under Section 8.01(e).

6.05 Preservation of Existence, Etc. (a) Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Loan Party will (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower may consummate the Merger and the Opco Merger; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition in the case of tangible property, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours; provided, however than in the absence of an Event of Default such visits shall be limited to once per year in the aggregate for the Administrative Agent and the Lenders coordinated through the Administrative Agent and, upon reasonable advance notice to the Borrower; provided, further, however, that when an Event of Default has occurred and is continuing, any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

6.11 Use of Proceeds. Use the proceeds of the Borrowing to pay the Merger Consideration, to consummate the Refinancing and to pay transaction fees and expenses.

6.12 Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiaries (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC or any Excluded Joint Venture, except that any Equity Interests or other investment property owned by Holdings in such Excluded Joint Venture shall be pledged as Collateral) by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) Promptly notify the Administrative Agent of such newly-formed or acquired Subsidiary and within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent (A) a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and (B) a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Person acknowledges and agrees to the terms of the Intercreditor Agreement,

(ii) within 30 days (or 60 days in the case of real property deliveries) (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) or after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements (and in the case of owned real property with a fair market value in excess of the Mortgage Threshold (unless subject to a Lien permitted under 7.01(l)), deeds of trust, trust deeds and mortgages together with the items listed on Schedule 6.12), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii), to the Collateral Agent or, if any First Lien Obligations are then outstanding, the First Lien Collateral Agent), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties in accordance with the Collateral Documents,

(iii) within 30 days (or 60 days in the case of real property deliveries) (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (in accordance with the Collateral Documents including the recording of mortgages, the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iv) within 60 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such formation or acquisition, deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

(b) Upon the acquisition of any property (excluding leasehold interests in real property, including as to owned real property only owned real property in excess of the Mortgage Threshold and in the case of intellectual property, only IP Rights in the United States) by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected second priority security interest (subject only to Liens created under the First Lien Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties in accordance with the Collateral Documents, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days (or 60 days in the case of real property deliveries) (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent, (x) in the case of fee-owned real property in excess of the Mortgage Threshold (unless subject to the Liens under Section 7.01(l), deeds of trust, trust deeds, or mortgages together with the documents set forth on Schedule 6.12 and (y) in the case of other property, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties in accordance with the Collateral Documents,

(ii) within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties, and

(iii) within 60 days after such acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request.

(c) At any time upon reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

6.13 Compliance with Environmental Laws. Comply in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

6.14 Preparation of Environmental Reports. At the reasonable request of the Required Lenders from time to time with respect to any fee-owned real property of Holdings and its Subsidiaries as to which, based on the prior use of such real property, it would be reasonable to conduct an environmental site assessment, provide to the Lenders within 60 days after such request, at the expense of the Borrower, a Phase I environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15 Further Assurances. (a) Promptly upon request by the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(b) Promptly upon any request by the Administrative Agent from time to time, provide to the Administrative Agent a certificate of an independent transfer agent or similar Person for Equity Interests of Holdings confirming that the required number of votes under the Holdings Charter have been obtained in connection with any event as to which a vote of the shareholders of Holdings is conducted.

6.16 Interest Rate Hedging. Enter into prior to the date which is 90 days after the date of this Agreement, and maintain at all times thereafter, interest rate Swap Contracts with Persons acceptable to the Administrative Agent, covering a notional amount such that not less than 50% of the aggregate Indebtedness for borrowed money of the Borrower and its Subsidiaries (excluding Revolving Credit Loans (as defined in the First Lien Credit Agreement)) on a consolidated basis.

6.17 Cash Collateral Accounts. Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Bank of America or another commercial bank located in the United States, which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

6.18 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and cause each of its Subsidiaries to do so, provided, that non-compliance with the terms of the First Lien Loan Documents shall not be deemed failure to comply for the purposes of this Section 6.18 to the extent that such non-compliance is subject to a grace period under Section 8.01(e).

6.19 Maintenance of Ratings. Use commercially reasonable efforts to maintain Debt Ratings in effect at all times.

6.20 Post-Closing Matters. (a) Deliver on or before the date which is 90 days after the Closing Date (which date may be extended by up to an additional 60 days with the consent of the Administrative Agent in its sole discretion) Deposit Account Control Agreements and Securities Account Control Agreements for each of the Pledged Deposit Accounts and each of the Securities Accounts (all such terms as defined in the Security Agreement).

(b) Use commercially reasonable efforts to obtain, as soon as practicable, the consent, in substantially the form of Exhibit A to the Security Agreement or otherwise in form and substance reasonably satisfactory to the Collateral Agent, to the collateral assignment under the Security Agreement of each of the agreements listed on Schedule III, from each party thereto (other than the Loan Parties).

(c) Use commercially reasonable efforts to obtain, as soon as practicable, landlords’ or bailees’ agreements in form and substance reasonably satisfactory to the Collateral Agent from (i) the lessors under the leased properties listed on Schedule 5.08(d)(i) and (ii) each of the bailees in respect of the locations listed on Schedule VIII to the Security Agreement.

ARTICLE XI

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnity obligations as to which no claim has been made or notice given) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Section 7.20, Holdings shall not:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Subject to the Intercreditor Agreement, Liens created under any First Lien Loan Document;

(c) Liens existing on the date hereof and listed on Schedule 5.08(c) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(k);

(d) Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, covenants, rights-of-way, restrictions (including zoning restrictions), licenses, encroachments, building codes, land use laws and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and its subsidiaries taken as a whole;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(j) Liens securing Indebtedness permitted under Section 7.02(f); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness or, if applicable, subject to such Capitalized Lease;

(k) other Liens affecting property with an aggregate fair value not to exceed $7,500,000, provided that no such Lien that secures Indebtedness shall extend to or cover any Collateral;

(l) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on the assets acquired pursuant to an acquisition permitted under Section 7.03, provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such acquisition, and were not created in contemplation of such acquisition;

(m) leases or subleases granted to other Persons in the ordinary course of business of the Borrower and its Subsidiaries;

(n) (i) non-exclusive licenses or sublicenses of intellectual property on fair market terms granted to other Persons in the ordinary course of business of the Borrower and its Subsidiaries and (ii) licenses of intellectual property on fair market terms (A) in jurisdictions outside the United States which licenses are exclusive as to a particular geographical area outside the United States and (B) in the United States which licenses are exclusive as to a particular new or undeveloped market or product or as to non-retail channels of distribution;

(o) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(p) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances permitted under Section 7.02(k) provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to such assets on deposit in one or more accounts maintained by the Borrower or any Loan Party, in each case arising in the ordinary course of business in favor of the depository institutions with which such accounts are maintained, securing amounts owing to such depository institutions with respect to such account arrangements;

(r) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party; and

(s) Liens on assets of any Foreign Subsidiary securing obligations of such Foreign Subsidiary permitted under this Agreement.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness in respect of Swap Contracts designed to manage fluctuations in interest rates, currency exchange rates and commodity pricing risks not for speculative purposes;

(b) Indebtedness owed to Holdings, Borrower or a Subsidiary Guarantor, which Indebtedness shall (i) constitute “Pledged Debt” under the Security Agreement, (ii) be subordinated to the Obligations on terms satisfactory to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03; and (iv) Indebtedness owed to a subsidiary that is not a Guarantor, so long as such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness pursuant to the First Lien Credit Agreement in an aggregate principal amount not in excess of $170,000,000 at any time outstanding;

(e) (i) Guarantees of the Borrower or any Guarantor in respect of Indebtedness or other obligations otherwise permitted hereunder of the Borrower or any other Guarantor, (ii) Guarantees by Subsidiaries that are not Guarantors of obligations of the Borrower or its Subsidiaries, (iii) Guarantees by the Borrower or any Guarantor of obligations of any non-Guarantor Subsidiary which are permitted to be made as an Investment under Section 7.03(c)(iv);

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,500,000;

(g) Indebtedness in respect of bid, performance, appeal or surety bonds issued for the account of Holdings, the Borrower or any of their Subsidiaries in the ordinary course of business, surety and other obligations incurred in the ordinary course of business in connection with workers’ compensation, social security, unemployment insurance and other social security legislation;

(h) Indebtedness in respect of netting services or overdraft protection or in connection with deposit accounts or securities accounts maintained with financial institutions or from any arrangement relating to the provision of treasury, depositary or cash management services or automated clearinghouse transfer of funds, in each case incurred in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary after the Closing Date in a transaction permitted under this Agreement; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, provided further, that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $3,500,000 at any time outstanding;

(j) Indebtedness which represents a refinancing, replacement, refunding, extension or renewal of any of the Indebtedness described in clauses (d) and (i); provided that in the case of Indebtedness described in clause (i) above, (A) any such refinancing, replacement, refunding, extension or renewal Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of Indebtedness being renewed, replaced, refunded, extended or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing, replacement, refunding, extension or renewal Indebtedness has a maturity date that is after the Maturity Date, and a weighted average life to maturity longer than or equal to that of the Indebtedness being renewed, replaced or refinanced and (C) the covenants, events of default, subordination (including lien subordination) and other material terms and provisions thereof (including any guarantees thereof or security documents in respect thereof, but excluding pricing and call protection, which shall be on market terms for similar financings) shall be, in the aggregate no less favorable to the Loan Parties or to the interests of the Administrative Agent and the Lenders than those contained in the Indebtedness being renewed, refinanced, refunded or extended;

(k) Indebtedness relating to documentary letters of credit obtained in the ordinary course of business having an aggregate face amount of not more than $4,000,000 at any time;

(l) Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, “earn-out” obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any Subsidiary or assets permitted under Section 7.05 or any investment permitted under Section 7.03 (in each case, to the extent that such Indebtedness was included in determining the amount of such Disposition or Investment for purposes of such Section);

(m) Indebtedness not in excess of $7,500,000 outstanding at any time consisting of trade payables overdue for more than 90 days but which are being contested in good faith in the ordinary course of business and as to which adequate reserves are being maintained in accordance with GAAP; and

(n) unsecured Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any time outstanding.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,250,000 at any time outstanding prior to the second anniversary of the Closing Date and not to exceed $750,000 at any time outstanding after the second anniversary of the Closing Date, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by Holdings, the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings, the Borrower and its Subsidiaries in Loan Parties, (iii) Investments by any Subsidiary that is not a Loan Party, in any other Subsidiary that is not a Loan Party and (iv) Investments by any Loan Party in a Subsidiary that is not a Loan Party in an aggregate amount, when taken together with all Investments under Section 7.03(i), not to exceed $12,500,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof and set forth on Schedule 5.08(e);

(g) Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(h) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be a wholly-owned Subsidiary of the Borrower or the acquisition of a line of business, division or business unit of a Person (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted under Section 7.07;

(iii) the total Permitted Acquisition Consideration paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total Permitted Acquisition Consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(h), shall not exceed $7,500,000;

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, (1) no Default shall have occurred and be continuing and (2) the representations and warranties set forth in Article V shall be true and correct in all material respects and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11; and

(v) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days (or such shorter period as is acceptable to the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 (including investments in joint ventures otherwise permitted under this Agreement) not to exceed $3,000,000 for any single Investment or series of related Investments and not to exceed $12,500,000 in the aggregate (plus the amount of any common stock of Holdings issued directly as consideration for such Investment and that portion of the proceeds of Holdings’ Equity Interests not required to be applied pursuant to Section 2.03(b)); provided that, with respect to each Investment made pursuant to this Section 7.03(i):

(i) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(ii) such Investment shall be in property and assets or Persons that are part of, or in lines of business that are permitted under Section 7.07; and

(iii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11; and

(j) Investments made as a result of consideration received in connection with a disposition of assets permitted by Section 7.05;

(k) Investments of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary and (iii) such Investments are not directly or indirectly recourse to any of Holdings, the Borrower or any of its Subsidiaries or any of their respective assets, other than the Person that becomes a Subsidiary;

(l) prepaid expenses or lease, utility and other similar deposits, in each case in the ordinary course of business;

(m) Investments resulting from pledges or deposits permitted under Section 7.01; and

(n) other Investments not exceeding $3,500,000 in the aggregate in any fiscal year of the Borrower.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party (other than Holdings) is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party for no consideration, or, in the case of this clause (ii), pursuant to a Disposition which is in the nature of a liquidation;

(d) any Subsidiary may Dispose of all or substantially all of its assets pursuant to a Disposition permitted under Section 7.05 (excluding clause (e) thereof);

(e) the Borrower and its Subsidiaries may consummate the Merger and the Opco Merger;

(f) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or any such Subsidiary or the Borrower may permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be the Borrower or a wholly-owned Subsidiary of the Borrower; and

(g) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition (other than an agreement that provides by its terms that a condition to consummation thereof is that such Disposition be permitted under this Agreement), except:

(a) Dispositions of obsolete, unusable or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) (i) Dispositions of property by any Subsidiary to the Borrower or to a Loan Party, (ii) Dispositions of property between non-Loan Parties and (iii) Dispositions from a Loan Party to a Subsidiary that is not a Loan Party to the extent such Dispositions would be permitted as an Investment under Section 7.03(c)(iv);

(e) Dispositions permitted by Section 7.04 (other than subsection (d) thereof);

(f) Dispositions consisting of licenses or sublicenses permitted under Section 7.01(n) or (o);

(g) abandonment or termination in the ordinary course of business of items of intellectual property and licenses of intellectual property (excluding any Material Contract) that are not individually or in the aggregate material to the business of the Borrower and its Subsidiaries;

(h) Dividends in compliance with Section 7.06;

(i) any sale, transfer, assignment or other disposition resulting from any condemnation of any assets of any Loan Party;

(j) dispositions or use of cash and Cash Equivalents in the ordinary course of business;

(k) dispositions, discounts or forgiveness of accounts receivable of financially troubled debtors in connection with the collection or compromise thereof in the ordinary course of business;

(l) transfers of assets as non-cash consideration for an Investment to the extent permitted under Section 7.03(h) or (i);

(m) sales of non-core assets acquired in connection with an acquisition permitted under Section 7.03;

(n) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (n) in any fiscal year shall not exceed $500,000 and (iii) at least 75% of the price for such asset shall be paid to the Borrower or such Subsidiary solely in cash; and

(o) Dispositions for at least 75% cash of businesses of the Company on the Closing Date that do not use the “Earth Balance”, “Smart Balance” or “Smart Beat” trademark or technology and do not use any technology that is subject to the Brandeis License Agreement;

provided, however, that any Disposition pursuant to Sections 7.05(c) through (o) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (unless a condition to making such Restricted Payment is that it be permitted under this Agreement), or, in the case of the Borrower or any Subsidiary thereof, issue or sell any Equity Interests, except that:

(a) each Subsidiary may make Restricted Payments, and issue Equity Interests that do not constitute Indebtedness, to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably (or more favorably from the perspective of the Borrower) according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) so long as no Default has occurred and is continuing or would result therefrom, except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.03(b)(iii), the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) the Borrower may declare and pay cash dividends and distributions to Holdings for the purpose of permitting Holdings to pay federal and state income taxes, franchise taxes, and other taxes, fees, and assessments to the extent attributable to the business of the Borrower and its Subsidiaries; provided, that any refunds received by Holdings attributable to the Borrower or any of its Subsidiaries shall be returned promptly by Holdings to the Borrower through a common equity contribution to the Borrower;

(e) the Borrower may declare or make Restricted Payments to Holdings to permit Holdings to (or may make such payments on behalf of Holdings): (i) make payments to employees, officers and directors expressly contemplated by Section 7.08(b), (ii) pay audit fees, legal fees, financing fees in connection with transactions permitted under this Agreement, costs of obtaining directors’ and officers’ liability insurance, costs associated with Sarbanes-Oxley compliance and (iii) pay other public company costs and overhead fees and expenses in the ordinary course of business;

(f) Holdings may issue (A) rights or options to acquire capital stock of Holdings pursuant to employee stock purchase plans, director or employee option plans and other employee benefit plans and (B) common stock upon the exercise of options issued under, or pursuant to, employee stock purchase plans, director or employee option plans and other employee benefit plans; and

(g) Holdings may accrue dividends on any of its Capital Stock; provided that such dividends may not be paid in cash or otherwise (other than in shares of such Capital Stock including the Preferred Stock);

(h) any Foreign Subsidiary may issue capital stock to Persons resident in to the extent required by the laws of the jurisdiction in which it is organized to comply with requirements of Law.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof and businesses ancillary thereto relating to any food product in the organic and healthy foods segments, with a primary focus on heart healthy.

7.08 Transactions with Affiliates; Officer Compensation. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) compensation to employees, officers and directors in the ordinary course of business and reimbursement of director’s expenses and payment of directors’ indemnities, provided that the Borrower shall not, during the fiscal year ending December 31, 2007, pay, or permit any of its Subsidiaries to pay, cash compensation to Robert S. Gluck in excess of $300,000 in the aggregate or to Stephen B. Hughes in excess of $400,000 in the aggregate, (c) dividends permitted under Section 7.06 or (d) transactions contemplated by the Related Documents not otherwise prohibited under this Agreement.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or the First Lien Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary to Guaranty the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; other than:

(A) any agreement in effect (1) on the date hereof or (2) at the time any Subsidiary becomes a Subsidiary of the Borrower in a transaction permitted under this Agreement, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower;

(B) in the case of clause (a)(iii) above, (x) customary anti-assignment provisions in contracts and licenses restricting the assignment thereof and (y) customary provisions in leases restricting assignability or subleasing;

(C) pursuant to Indebtedness of Foreign Subsidiaries incurred in accordance with the provisions of this Agreement (solely to the extent such restrictions are limited to such Foreign Subsidiary);

(D) in the case of clause (a)(i) above, customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by Borrower or any Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of Borrower or the Subsidiary that are to be sold;

(E) restrictions that are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement, so long as such restrictions expressly permit Liens securing Obligations under the Loan Documents;

(F) under any documents relating to foreign joint ventures of Borrower or any Subsidiary to the extent that such joint ventures are not prohibited hereunder and that such restrictions only restrict Guarantees by such joint venture, Liens on the assets of such joint ventures and Restricted Payments from such joint venture;

(G) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(H) any Swap Contract entered into pursuant to Section 6.16 that are not more restrictive than those contained in this Agreement and expressly permit Liens securing Obligations under the Loan Documents.

7.10 Use of Proceeds. Use the proceeds of the Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of Holdings set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Ratio
Closing Date through June 29, 2007	6.75:1
June 30, 2007 through December 30, 2007	6.25:1
December 31, 2007 through December 30, 2008	5.00:1
December 31, 2008 through December 30, 2009	3.75:1
December 31, 2009 and each fiscal quarter thereafter	2.75:1

7.12 Capital Expenditures. Make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and it Subsidiaries during any fiscal year, $3.0 million; provided, however, that any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year (such amount, the “Capital Expenditure Carryover Amount”); provided, further that in any fiscal year, Capital Expenditures made shall first be deemed attributable to that year’s basket and second be deemed attributable to the Capital Expenditure Carryover Amount.

7.13 Amendments of Organization Documents. Amend any of its Organization Documents in any manner that could reasonably be expected to be adverse in any material respect to the interests of the Administrative Agent of the Lenders without the prior written consent of the Administrative Agent; provided, that Holdings shall not be permitted to amend its certificate of incorporation without the prior written consent of the Administrative Agent unless the sole effect of such amendment is to make the covenants set forth therein less restrictive to Holdings and its Subsidiaries.

7.14 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness that by its terms is subordinated in right of payment to the Obligations.

7.16 Amendment, Etc. of Related Documents, Material Contracts and Indebtedness. (a) (i) Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (ii) amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder or (iii) waive any default under or any breach of any term or condition of any Related Document, except in each case as could not, in the good faith judgment of the Administrative Agent, reasonably be expected to be material and adverse to the Lenders or (b) amend, modify or change in any manner any term or condition of any First Lien Loan Document, except as permitted by the Intercreditor Agreement.

7.17 Partnerships, Etc. Become a general partner or other type of member with unlimited liability in any general or limited partnership or partnership or similar business arrangement under the Laws of any jurisdiction for cooperation in the conduct of business, except that any Subsidiary the sole assets of which consist of its interest in a partnership or similar business arrangement for cooperation in the conduct of business may become a general partner in such partnership or similar business arrangement.

7.18 Speculative Transactions. Engage, or permit any of its Subsidiaries to enter into any Swap Contract or any commodity option or futures contract or similar transaction for speculative purposes.

7.19 Formation of Subsidiaries. Organize or invest in any new Subsidiary except as permitted under Section 7.03.

7.20 Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the performance of obligations under the Loan Documents, the Second Lien Documents and Related Documents to which it is a party, (e) actions incidental to the consummation of the Transactions, (f) the payment of Restricted Payments and taxes to the extent permitted to be paid by Holdings hereunder, (g) the issuance of common Equity Interests and (h) activities incidental to the businesses or activities described in clauses (a)-(g).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within five days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a), 6.10, 6.11, 6.17, 6.18 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe (i) any covenant contained in Section 6.01 or Section 6.02 and such failure continues for 10 days or (ii) any other covenant or agreement (not specified in Section 8.01(a) or (b) above or in clause (i) of this Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of knowledge by any officer or director of any Loan Party or written notice thereof from the Administrative Agent or any Lender to any Loan Party; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due and payable beyond any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under the First Lien Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (and, in the case of Guarantees of obligations of Loan Parties that do not constitute Indebtedness and are being contested in good faith in the ordinary course of business with adequate reserves as required by GAAP, such failure continues for a period of 60 days), or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under the First Lien Loan Documents and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the lapse of any applicable grace period, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (and, in the case of Guarantees of obligations of Loan Parties that do not constitute Indebtedness and are being contested in good faith in the ordinary course of business with adequate reserves as required by GAAP, such failure continues for a period of 60 days); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) Holdings or any of its Subsidiaries violates any provision of the Holdings Charter; or (iv) any “Event of Default” (as defined in the First Lien Credit Agreement shall have occurred and be continuing and such default shall be continued unwaived and uncured for 90 days; or (v) any First Lien Obligations shall be declared to be due and payable (or automatically shall have become due and payable) prior to the stated maturity of such First Lien Obligations or as a result of an “Event of Default” (as defined in the First Lien Credit Agreement); or (vi) any Loan Party or any Subsidiary shall default in the observance or performance of any other agreement or condition under the First Lien Loan Documents giving rise to an Event of Default thereunder and the “Administrative Agent” under the First Lien Credit Agreement, on behalf of the holders of the First Lien Obligations, exercises any of the remedies pursuant to Section 8.02(a) or Section 8.02(b) of the First Lien Credit Agreement; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties and its Subsidiaries taken as a whole and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or Affiliate of a Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document (unless the Required Lenders waive any Event of Default arising therefrom); or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof or as a result of a failure by the Collateral Agent to maintain possession of stock certificates and promissory notes actually delivered to it or to file Uniform Commercial Code financing statements) cease to create a valid and perfected second priority lien on the Collateral purported to be covered thereby.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) subject to the terms of the Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied, subject to the Intercreditor Agreement, by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) and amounts payable under Article III, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and amounts owing under Secured Swap Contracts and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacity as Lender, potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default has occurred and is continuing, the Borrower’s approval (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States having a combined capital and surplus of at least $250,000,000, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above with so long as no Event of Default has occurred and is continuing, the Borrower’s approval (not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01 hereof;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby (a) acknowledges that Bank of America is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent and the Administrative Agent and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Bank of America any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby authorizes and directs Bank of America to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Bank of America, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Administrative Agent and the Lenders, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Administrative Agent or the Lenders in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Holdings, the Borrower or the other Loan Parties under Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Holdings consents and agrees that the Administrative Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03 Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent or any Lender) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04 Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid in full and the Commitments and the Loans are terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Loans with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Administrative Agent or the Lenders exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent or the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent and the Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Administrative Agent and the Lenders or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Administrative Agent and the Lenders so request after the occurrence and during the continuance of an Event of Default, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Administrative Agent and the Lenders and the proceeds thereof shall be paid over to the Administrative Agent and the Lenders on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Administrative Agent and the Lenders.

10.09 Condition of Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Administrative Agent and the Lenders have any duty, and Holdings is not relying on the Administrative Agent and the Lenders at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Documents for any payment (excluding mandatory prepayments) of principal, interest (other than Default Interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, or any premium payable on, any Loan, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend the financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or amend the definition of “Interest Period” to require any Lender to make available Interest Periods longer than six months, without the consent of such Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that the Administrative Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.05 or released in compliance with Section 9.10; or

(g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender; provided that the Administrative Agent may, without the consent of any Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred in compliance with Section 7.05;

; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided, still, further, that if stipulated by the Administrative Agent in connection with any particular amendment or waiver, such amendment or waiver shall not become effective until the Administrative Agent has received satisfactory certificates of the type referred to in Section 6.15(b). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices and Other Communications; Facsimile Copies. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders in each relevant jurisdiction and, in the event of any conflict of interest, one counsel in each relevant jurisdiction for each party subject to such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees in each relevant jurisdiction and, in the event of any conflict of interest, one counsel in each relevant jurisdiction for each party subject to such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including without limitation any exercise of remedies under, or enforcement of, the Security Agreeement), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 15 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), or (iv) to an SPC in accordance with the provisions of Section 11.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of a group of Eligible Assignees (an “Assignee Group”) and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) such assignment is made in connection with the primary syndication of the Facility, (2) an Event of Default has occurred and is continuing at the time of such assignment or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided, however, in the case of (b) and (c) above, the disclosing party shall provide written notice to the Loan Party to the extent permitted by such requirement and by law.

For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnity obligations as to which no claim has been made or notice given) hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.01 or any other provision of any Loan Document requires the consent of all of the Lenders or all affected Lenders and with respect to which the Required Lenders or Lenders holding a majority of affected Loans and Commitments shall have granted their consent, the Borrower shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, to replace such Lender by causing such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any premium payable pursuant to Section 2.03(a)) and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.18 Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, such Collateral will be released in accordance with the terms of the Collateral Documents.

11.19 Intercreditor Agreement. Notwithstanding anything contained herein to the contrary, in the event of any conflict between the provisions of this Agreement and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BSB ACQUISITION CO., INC., as Borrower

By:	/s/ Robert S. Gluck
Name:	Robert S. Gluck
Title:	Vice President

BOULDER SPECIALTY BRANDS, INC., as HOLDINGS

By:	/s/ Stephen B. Hughes
Name:	Stephen B. Hughes
Title:	Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Matthew C. Sclafani
Name:	Matthew C. Sclafani
Title:	Principal

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Matthew C. Sclafani
Name:	Matthew C. Sclafani
Title:	Principal

DISLCOSURE SCHEDULES

TO THE

SECOND LIEN CREDIT AGREEMENT

Dated as of May 21, 2007

among

BSB ACQUISITION CO., INC.,

as the Borrower,

BOULDER SPECIALTY BRANDS, INC.,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Thereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

These Disclosure Schedules, dated as of May 21, 2007, are delivered pursuant to that certain Second Lien Credit Agreement, dated as of May 21, 2007 (the “Agreement”) among BSB Acquisition Co., Inc., a Delaware corporation, as Borrower, Boulder Specialty Brands, Inc., a Delaware corporation, as Holdings, Bank of America, N.A., as Administrative Agent, and the other financial institutions or other entities from time to time parties thereto, each as a Lender, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager. All references to Sections herein are to the appropriate Sections of this Disclosure Schedule. Notwithstanding any cross-references (all of which are included as a matter of convenience only), each Section shall be deemed to include the information contained in all other Sections such that reference to a matter or item in one Section shall be deemed to constitute disclosure in all other Sections, except where the disclosure of such fact, circumstance or omission cannot be reasonably inferred from the context in which such disclosure is made. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Schedule I

Indebtedness of Company Being Refinanced

None.

Schedule II

Equity Investors

Investor	Number of Series A Preferred Shares Purchased at Closing	Number of Warrant Purchased at Closing based upon issued Series A Preferred Shares	Number of Common Shares Purchased at Closing	Subscription Amount
OZ Master Fund, Ltd. c/o Och-Ziff Capital Management Group, L.L.C. 9 West 57th St., 39th floor New York, NY 10019 Telephone: (212) 790-0160 Facsimile: (212) 790-0060 Attn: Joel M. Frank David Stonehill	7,382,953	7,382,953	2,266,025	$83,351,123.50

OZ Global Special Investments Master Fund, L.P. c/o Och-Ziff Capital Management Group, L.L.C. 9 West 57th St., 39th floor New York, NY 10019 Telephone: (212) 790-0160 Facsimile: (212) 790-0060 Attn: Joel M. Frank David Stonehill	152,459	152,459	46,794	$1,721,214.24

GPC LVII, LLC c/o Och-Ziff Capital Management Group, L.L.C. 9 West 57th St., 39th floor New York, NY 10019 Telephone: (212) 790-0160 Facsimile: (212) 790-0060 Attn: Joel M. Frank David Stonehill	93,560	93,560	28,716	$1,056,261.36

Fleet Maritime, Inc. c/o Och-Ziff Capital Management Group, L.L.C. 9 West 57th St., 39th floor New York, NY 10019 Telephone: (212) 790-0160 Facsimile: (212) 790-0060 Attn: Joel M. Frank David Stonehill	90,472	90,472	27,768	$1,021,397.28

in each case, with a copy to: O’MELVENY & MYERS LLP Times Square Tower 7 Times Square New York, New York 10036 Telephone: (212) 326-2000 Facsimile: (212) 326-2061 Attn: Ilan S. Nissan, Esq.

Glenview Capital Partners, L.P. c/o Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153 Telephone: 212.812.4700 Facsimile: 212.812.4701 Attn: Mark Horowitz	151,430	151,430	46,480	$1,709,610.80

Glenview Institutional Partners, L.P. c/o Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153 Telephone: 212.812.4700 Facsimile: 212.812.4701 Attn: Mark Horowitz	789,270	789,270	242,250	$8,910,615

GCM Little Arbor Partners, L.P. c/o Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153 Telephone: 212.812.4700 Facsimile: 212.812.4701 Attn: Mark Horowitz	1,990	1,990	610	$22,460.60

GCM Little Arbor Institutional Partners, L.P. c/o Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153 Telephone: 212.812.4700 Facsimile: 212.812.4701 Attn: Mark Horowitz	76,750	76,750	23,560	$866,507.60

GCM Little Arbor Master Fund Ltd. c/o Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153 Telephone: 212.812.4700 Facsimile: 212.812.4701 Attn: Mark Horowitz	417,070	417,070	128,010	$4,708,584.60

Glenview Capital Master Fund Ltd. c/o Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153 Telephone: 212.812.4700 Facsimile: 212.812.4701 Attn: Mark Horowitz	1,871,823	1,871,823	574,505	$21,132,214.30

Glenhill Capital, L.P. c/o Glenhill Capital Management, L.L.C. 598 Madison Ave., 12th Floor New York, NY 10022 Telephone: (646) 432-0625 Facsimile: (646) 432-0666 Attn: Kevin Corb	388,889	388,889	469,169	$7,000,001.74

Glenhill Capital Overseas Master Fund, L.P. c/o Glenhill Capital Management, L.L.C. 598 Madison Ave., 12th Floor New York, NY 10022 Telephone: (646) 432-0625 Facsimile: (646) 432-0666 Attn: Kevin Corb	166,667	166,667	201,072	$3,000,000.12

in each case, with a copy to: Glenhill Capital Management, L.L.C. 598 Madison Ave., 12th Floor New York, NY 10022 Telephone: (646)432-0605 Facsimile: (646) 432-0666 Attn: Glenn Krevlin

Adage Capital Partners, L.P. 200 Clarendon Street, 52nd Floor Boston, MA 02116 Telephone: (617)867-2800 Facsimile: (617) 867-2801	1,111,111	1,111,111	2,010,724	$25,000,000.04

with a copy to: Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Peter Halasz, Esq.

SF Capital Partners Ltd. c/o Stark Offshore Management, LLC 3600 South Lake Drive St. Francis, WI 53235 Attn: Brian H. Davidson Telephone: (414)294-7000 Facsimile: (414) 294-7700	0	0	1,340,483	$10,000,003.18

Investcorp Interlachen Multi-Strategy Master Fund Limited c/o Interlachen Capital Group LP 800 Nicollet Mall, Suite 2500 Minneapolis, MN 55402 Attn: Gregg Colburn and Legal Department Telephone: (612)659-4407 Facsimile: (612) 659-4457	0	0	268,097	$2,000,003.62

Aragon Trading Company, L.P. P.O. Box 178 Glenbrook, NV 89413 Telephone: (916)663-1823 Facsimile: (916) 663-1824	13,889	13,889	16,756	$250,000.76

with a copy to: John Yeatman 1313 Gold Hill Road Newcastle, CA 95658

Canyon Capital Advisors LLC 9665 Wilshire Blvd. Suite 200 Beverly Hills, CA 90212 Telephone: (310) 247-2700 Facsimile: (310) 247-2700	777,778	777,778	670,241	$11,999,999.86

Citigroup Global Markets, Inc. 390 Greenwich St., 5th Floor New York, NY 10013 Telephone: (212) 723-7916 Facsimile: (646) 291-5597 with a copy to: Aren C. Leekong Colleen Gerard Brooke Gottshall 390 Greenwich St., 5th Floor New York, NY 10013	0	0	3,016,086	$22,500,001.56

Kings Road Investments LTD. (Registration name: UBS Securities, LLC F/B/O Kings Road Investments Ltd.) c/o Polygon Investment Partners LP 598 Madison Avenue 14th Floor New York, NY 10022 with a copy to: Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Telephone: (212) 756-2376 Facsimile: (212) 593-5955	1,333,333	1,333,333	1,005,362	$19,499,997.52

UBS AG Attention: Chris Coward 1285 6th Ave NY, NY 10019 Telephone: (212) 649-7588 Facsimile: (212) 713-6222	0	0	670,241	$4,999,997.86

Fort Mason Master, LP 4 Embarcadero Ctr, Ste 2050 San Francisco, CA 94111 Attn: KC Lynch Telephone: (415) 288-8100 Facsimile: (415) 288-8113	260,862	260,862	314,712	$4,695,509.52

Fort Mason Partners, LP 4 Embarcadero Ctr, Ste 2050 San Francisco, CA 94111 Attn: KC Lynch Telephone: (415) 288-8100 Facsimile: (415) 288-8113	16,916	16,916	20,409	$304,495.14

Old Lane, L.P. on behalf of Old Lane US Master Fund, L.P. Old Lane L.P. 500 Park Avenue 2nd Floor New York, NY 10022 with a copy to: Frederick Yoon/Steven Weiss Old Lane L.P. 500 Park Avenue 2nd Floor New York, NY 10022 Telephone: (212) 572-3206 Telephone: (212)572-3293 Facsimile: (212) 572-2917	62,500	62,500	75,402	$1,124,998.92

Old Lane, L.P. on behalf of Old Lane HMA Master Fund, L.P. Old Lane L.P. 500 Park Avenue 2nd Floor New York, NY 10022 with a copy to: Frederick Yoon/Steven Weiss Old Lane L.P. 500 Park Avenue 2nd Floor New York, NY 10022 Telephone: (212) 572-3206 Telephone: (212)572-3293 Facsimile: (212) 572-2917	41,111	41,111	49,598	$740,000.08

Old Lane, L.P. on behalf of Old Lane Cayman Master Fund, L.P. Old Lane L.P. 500 Park Avenue 2nd Floor New York, NY 10022 with a copy to: Frederick Yoon/Steven Weiss Old Lane L.P. 500 Park Avenue 2nd Floor New York, NY 10022 Telephone: (212) 572-3206 Telephone: (212)572-3293 Facsimile: (212) 572-2917	174,167	174,167	210,121	$3,135,005.66

Highbridge International LLC c/o Highbridge Capital Management, LLC 9 West 57th Street, 27th Floor New York, NY 10019 Attn: Ari J. Storch/Adam J. Chill Telephone: (212) 287-4720 Facsimile: (212) 751-0755	0	0	670,241	$4,999,997.86

Westmount Investments LLC 350 West Passaic Street Rochelle Park, NJ 07662 Phone Number: (201) 226-0701 Fax Number: (201) 226-0703 with copy to: Robert J. Gillespie c/o Westmount Investments LLC 350 West Passaic Street Rochelle Park, NJ 07662	13,889	13,889	16,756	$250,000.76
TOTAL:	15,388,889.00	15,388,889.00	14,410,188.00	$246,000,003.48

Schedule III

Material Contracts

1.	LOU between GFA Brands, Inc. and Saffola Quality Foods (a predecessor to Ventura Foods) (26 August 1988) & Letter of 21 February 1990 from GFA to Saffola Quality Foods*

2.	Processing and Packaging Agreement between GFA Brands, Inc. and Creative Foods, LLC (7 January 2003).

3.	License Agreement between Brandeis University and GFA Brands, Inc. licensing U.S. Patent Nos. 5,578,334, 5,843,497, 5,874,117 and 6,630,192, U.S. Patent Application No. 10/434,907, Canadian Patent No. 2,173,545, European Patent No. 0820307, and any patent applications claiming priority any of the above and all reissues, reexaminations, divisionals, continuations and continuations in part thereof (18 June 1996) for natural or genetically selected or engineered vegetable oils, blends thereof or any oil-based foods, providing a balance of saturated and polyunsaturated fatty acids to increase HDL and the HDL/LDL ratio in human serum, including bulk oils and blended shortening compositions containing palm oil and/or any fractionated product thereof or palm kernel oil, combined with corn oil and Addendum 1 and 2 to the license agreement (11 December 1996 and 25 April 2006) (the “Brandeis License”).

4.	Securities Purchase Agreement by and among Boulder Specialty Brands, Inc. and the persons listed on Annex I of the agreement (25 September 2006).

*	GFA Brands, Inc. and Ventura are currently negotiating a new agreement regarding the manufacturing and packaging of GFA’s margarines and spreads.

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$40,000,000	100.000000000%
Total	$40,000,000	100.000000000%

Schedule 5.01

Loan Party Information

1.	Borrower:

BSB Acquisition Co., Inc.:
Jurisdiction of Incorporation: Delaware
Principal Place of Business: 6106 Sunrise Ranch Drive,
Longmont, Colorado 80503
U.S. Taxpayer Identification Number: 20-5446360

Upon Consummation of the Merger:
GFA Holdings, Inc.
Jurisdiction of Incorporation: Delaware
Principal Place of Business: 6106 Sunrise Ranch Drive,
Longmont, Colorado 80503
U.S. Taxpayer Identification Number: 20-2410709

Upon Consummation of the Opco Merger:
GFA Brands, Inc.
Jurisdiction of Incorporation: Delaware
Principal Place of Business: 211 Knickerbocker Road,
Cresskill, New Jersey 07626
U.S. Taxpayer Identification Number: 20-0694719.

2. Guarantor:

Boulder Specialty Brands, Inc.:
Jurisdiction of Incorporation: Delaware
Principal Place of Business: 6106 Sunrise Ranch Drive, Longmont, Colorado
U.S. Taxpayer Identification Number: 20-2949397

Schedule 5.05(d)

Pro Forma Adjustments to Financial Statements

Attached as Attachment 5.05(d).

ATTACHMENT 5.05(d)

III.    Pro Forma Adjustments

The following entries describe adjustments reflected in the pro forma condensed consolidated financial statements. Numbered or lettered items tie to footnote references in various line items of the statements.

Assuming No Conversions

		Debit	Credit
1	Cash	107,500,000
	Common stock		1,441
	Additional paid in capital		107,498,559

	To record issuance of private placement common shares. A total of 14,410,188 common shares, par value of $.0001 per share, issued for $7.46 per share.

2	Cash	138,500,000
	Preferred stock		1,539
	Preferred stock, subject to possible conversion		138,498,461

To record issuance of 15,388,889 private placement preferred shares and warrants. Par value per share of $.0001 per share, issued for $9.00 per share. (Note: The value allocated to the conversion feature and warrant is in Entry 5 below).

3	Cash	160,000,000
	Note payable—1st lien		120,000,000
	Note payable—2nd lien		40,000,000

To record debt incurred as a part of acquisition. $140,000,000 first-lien seven year facility, of which $120,000,000 is expected to be drawn at the close of the merger and $40,000,000 second-lien seven and one-half year facility of $40,000,000, of which the entire amount is expected to be drawn at the close of the merger.

4	Deferred financing costs	4,450,000
	Cash		4,450,000

	To record fees paid, including legal fees, on new credit facility.

		Debit	Credit
5	Additional paid in capital	8,470,748
	Derivative liabilities		8,470,748

To record the fair value of derivative instruments, per SFAS 133 and EITF 00-19, issued as part of the preferred stock. The fair value of the conversion right was valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally the value of the conversion feature was adjusted for the probability that the preferred stock becomes participating, rendering the conversion right worthless.

A.	Common stock—subject to conversion	19,661,116
	Additional paid in capital		19,661,116

	To record affirmative vote of shareholders whose shares were subject to conversion.

B.	Deferred interest income	432,623
	Retained earnings		432,623

	To eliminate deferred interest earned on the trust account on shares subject to conversion.

C.	Investment in subsidiary	457,725,800
	Deferred underwriting fees	3,573,035
	Additional paid-in capital	15,325,000
	Cash and cash equivalents		375,550,224
	Cash held in trust—restricted		101,073,611

To record cash paid at closing, including cash paid for equity issuance costs, which is an offset to additional paid-in capital. Cash paid also includes the payment of the deferred underwriting fees from Boulder’s initial public offering which are payable upon completion of the initial acquisition.

D.	Accrued expenses—bonuses	23,332,000
	Cash		23,332,000

	To record payment of bonuses assumed in merger.

a.	Current maturities long term debt	4,725,000
	Retained earnings	953,956
	Cash		2,373,011
	Investments		2,351,989
	Deferred financing costs		953,956

To record repayment of GFA debt at closing. Under the terms of the merger agreement, GFA’s cash, less bank borrowings, is to equal or exceed zero. The entry above has the available cash being used to pay debt.

AA	Other intangibles	144,000,000
	Goodwill	238,274,428
	Additional paid in capital		382,274,428

	To record the value of intangibles and residual goodwill.

		Debit	Credit
BB	Income tax receivable	8,887,184
	Retained earnings	11,610,189
	Due to related party	2,834,627
	Accounts payable and accrued expenses		23,332,000

	To record accrual of sale bonus payments, net of tax benefit, and to reclass the portion of the bonus accrued at December 31, 2006 from due to related party.

aa	Amortization Expense	4,066,667
	Accumulated Amortization		4,066,667

	To record 12 month amortization expense on acquired intangibles, patented technology with a 10 year life and supplier relationships with a 15 year life.

bb	Interest Expense	14,104,080
	Accrued interest payable		14,104,080

To record interest expense for 2006 on long-term debt. Interest rate on first-lien facility is expected to be LIBOR plus 3.25%. For purposes of calculation, total rate approximates 8.38%. On second-lien facility, interest rate is expected to equal LIBOR plus 5.00%. For purposes of calculation, total rate approximates 10.1%.

cc	Accounts payable and accrued expenses	8,519,868
	Income tax expense		8,519,868

	To adjust income tax expense for the pro forma consolidated net income for the period.

dd	Interest expense	635,714
	Deferred loan fees		635,714

	To record amortization of loan fees with 7 year life for the period ended December 31, 2006.

ee	Loss on derivative liabilities	613,963
	Derivative liabilities		613,963

To record the fair value of derivative instruments, per SFAS 133 and EITF 00-19, issued as part of the preferred stock. The fair value of the conversion right was valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally the value of the conversion feature was adjusted for the probability that the preferred stock becomes participating, rendering the conversion right worthless.

ff	Interest income	462,295
	Cash	1,703,914
	Interest expense		2,166,209

To record reduction of interest income and expense for GFA for the period. Cash deemed to be utilized to pay off debt at the beginning of the period, eliminating interest income and expense for the period.

		Debit	Credit
gg	Interest income	4,220,026
	Cash		4,220,026

	To record reduction of interest income as a result of pro forma 2006 transaction close. Available cash would be used to fund transaction thereby eliminating interest income.

Z	Common stock	617
	Additional paid in capital	445,902,466
	Retained earnings	11,822,717
	Investment in subsidiary		457,725,800

	To record elimination entry

Assuming Maximum Conversions

		Debit	Credit
1	Cash	107,500,000
	Common stock		1,441
	Additional paid in capital		107,498,559

	To record issuance of private placement common shares. A total of 14,410,188 common shares, par value of $.0001 per share, issued for $7.46 per share.

2	Cash	138,500,000
	Preferred stock		1,539
	Preferred stock, subject to possible conversion		138,498,461

To record issuance of 15,388,889 private placement preferred shares and warrants. Par value per share of $.0001 per share, issued for $9.00 per share. (Note: The value allocated to the conversion feature and warrant is in Entry 5 below).

3	Cash	170,000,000
	Note payable—1st lien		130,000,000
	Note payable—2nd lien		40,000,000

To record debt incurred as a part of acquisition. $160,000,000 first-lien seven year facility, of which $130,000,000 is expected to be drawn at the close of the merger and a $40,000,000 second-lien seven and one-half year facility of $40,000,000, of which the entire amount is expected to be drawn at the close of the merger. $10 million of the first-lien facility $20 million revolver will be drawn to cover the cost of retiring approximately one-half of the shares of those shareholders who exercise their conversion rights.

4	Deferred financing costs	4,450,000
	Cash		4,450,000

	To record fees paid on new credit facilities.

		Debit	Credit

5	Additional paid in capital	8,470,748
	Derivative liabilities		8,470,748

To record the fair value of derivative instruments, per SFAS 133 and EITF 00-19, issued as part of the preferred stock. The fair value of the conversion right was valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally the value of the conversion feature was adjusted for the probability that the preferred stock becomes participating, rendering the conversion right worthless.

A.	Common stock-subject to conversion	19,661,116
	Treasury stock	255
	Cash		19,661,371

	To record the conversion of 2,550,892 shares of those shareholders that vote against the merger and exercise their conversion right.

B.	Deferred interest income	432,623
	Cash		432,623

	To refund the interest earned in trust on the 2,550,892 shares whose shareholders voted against the merger and exercised their conversion right.

C.	Investment in subsidiary	457,725,800
	Deferred underwriting fees	3,573,035
	Additional paid in capital	15,325,000
	Cash and cash equivalents		365,550,224
	Cash held in trust—restricted		101,073,611
	Common Stock		134
	Additional paid in capital		9,999,866

To record cash paid at closing, including cash paid for equity issuance costs, which is an offset to additional paid-in capital. Cash paid also includes the payment of deferred underwriting fees from Boulder’s initial public offering which are payable upon completion of the initial acquisition. Amount also includes $10 million of common stock issued to certain shareholders of GFA in lieu of cash. The additional cash will be utilized to retire approximately one-half of shares retired as part of shareholder conversion rights.

D.	Accrued expenses—bonuses	23,332,000
	Cash		23,332,000

	To record payment of bonuses assumed in the merger.

		Debit	Credit

a	Current maturities long term debt	4,725,000
	Retained Earnings	953,956
	Cash		2,373,011
	Investments		2,351,989
	Deferred financing costs		953,956

To record repayment of GFA debt at closing. Under the terms of the merger agreement, GFA’s cash, less bank borrowings, is to equal or exceed zero. The entry above has the available cash being used to pay debt.

AA	Other intangibles	144,000,000
	Goodwill	238,274,428
	Additional paid in capital		382,274,428

	To record value of intangibles and residual goodwill
BB	Income tax receivable	8,887,184
	Retained earnings	11,610,189
	Due to related party	2,834,627
	Accounts payable and accrued expenses		23,332,000

	To record accrual of sale bonus payments, net of tax benefit, and to reclass the portion of the bonus accrued at December 31, 2006 from due to related party.

aa	Amortization Expense	4,066,667
	Accumulated Amortization		4,066,667

	To record 12 month amortization expense on acquired intangibles, patented technology with a 10 year life and supplier relationships with a 15 year life.

bb	Interest Expense	14,941,835
	Accrued interest payable		14,941,835

To record interest expense for 2006 on long-term debt. Interest rate on first-lien facility is expected to be LIBOR plus 3.25%. For purposes of calculation, total rate approximates 8.38%. On second-lien facility, interest rate is expected to equal LIBOR plus 5.00%. For purposes of calculation, total rate approximates 10.1%. Under this scenario, an additional $10 million of debt is outstanding since additional cash was needed to retire shares subject to conversion.

cc	Income tax payable	8,854,970
	Income taxes expense		8,854,970

	To adjust income tax expense for the pro forma consolidated net income for the period.

dd	Interest expense	635,714
	Deferred loan fees		635,714

	To record amortization of loan fees with 7 year life for the period ended December 31, 2006.

		Debit	Credit

ee	Loss on derivative liabilities	613,963
	Derivative liabilities		613,963

To record the fair value of derivative instruments, per SFAS 133 and EITF 00-19, issued as part of the preferred stock. The fair value of the conversion right was valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally the value of the conversion feature was adjusted for the probability that the preferred stock becomes participating, rendering the conversion right worthless.

ff	Interest income	462,295
	Cash	1,703,914
	Interest expense		2,166,209

To record reduction of interest income and expense for GFA for the period. Cash deemed to be utilized to pay off debt at the beginning of the period, eliminating interest income and expense for the period.

gg	Interest income	4,220,026
	Cash		4,220,026

	To record reduction of interest income as a result of pro forma 2006 transaction close. Available cash would be used to fund transaction thereby eliminating interest income.

Z.	Common stock	617
	Additional paid in capital	445,902,466
	Retained earnings	11,822,717
	Investment in subsidiary		457,725,800

	To record elimination entry

Schedule 5.08(b)

Existing Liens

None.

Schedule 5.08(c)

Owned Real Property

None.

Schedule 5.08(d)(i)

Leased Real Property (Lessee)

1.	Borrower has Leased Real Property as follows:

a. Office Space:	211 Knickerbocker Road, Cresskill, Bergen County, New Jersey
Lessor:	The Woodland Company
Lessee:	GFA Brands, Inc.
Expiration Date:	Month-to-month
Annual/Mo. Rental Cost:	$91,200.00/yr; $7,600/mo.

b. Office Space/Laboratory:	2384 Centerline Drive,
St. Louis, Independent City, Missouri
Lessor:	Hunt Investments, L.L.C.
Lessee:	GFA Brands, Inc.
Expiration Date:	June 30, 2008
Annual/Mo. Rental Cost:	$13,338/yr; $1,111.50/mo.

Schedule 5.08(d)(ii)

Leased Real Property (Lessor)

None.

Schedule 5.08(e)

Existing Investments

None.

Schedule 5.13

Subsidiaries and Other Equity Investments; Loan Parties

(a)	Subsidiaries of each Loan Party and Ownership Amounts.

1.	Borrower has no subsidiaries.

2.	Holdings has interests in the following subsidiaries:

•	Borrower (100% ownership interest)

(b)	Equity Investments of each Loan Party.

None other than set forth in (a) above.

(c)	Ownership of Borrower.

Holdings has a 100% ownership interest in Borrower.

SCHEDULE 6.12

ITEMS TO BE DELIVERED IN RESPECT OF ACQUIRED REAL PROPERTY

1.	Evidence that counterparts of the mortgages have been duly executed, acknowledged and delivered in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid second and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

2.	Fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the mortgages to be valid second and subsisting Liens on the property described therein, free and clear of all defects and encumbrances and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens and zoning endorsements, where applicable and available) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary and with respect to any such property located in a state or jurisdiction in the United States in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Administrative Agent,

3.	American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, dated no more than 30 days before the day of the acquisition of the owned real property, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any plottable easements, parking spaces, rights of way, building set back lines and other dimensional regulations and any encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects and customary matters reasonably acceptable to the Administrative Agent, in sufficient detail for such issuer of the Mortgage Policies to remove all standard survey exceptions from the Mortgage Policies relating to such property,

4.	Evidence of the insurance required by the terms of the mortgages,

5.	Upon the request of the Administrative Agent in its sole discretion, title reports, engineering, soils, zoning and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

6.	An appraisal of each of the properties described in the mortgages, which appraisals shall be from a Person acceptable to the Lender Parties and otherwise in form and substance satisfactory to the Lender Parties,

7.	Satisfactory opinions of local counsel for the Loan Parties (i) in states in which the real property is located, with respect to the enforceability and perfection of the mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent and (ii) in states in which the Loan Parties party to the mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the mortgages, in form and substance reasonably satisfactory to the Administrative Agent, and

8.	Subject to the use by the Loan Parties of commercially reasonable efforts, such other consents, agreements and confirmations of third parties as the Administrative Agent may deem reasonably necessary or desirable and evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid second and subsisting Liens on the property described in the mortgages has been taken.

Schedule 11.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

6106 Sunrise Ranch Drive

Longmont, CO 80503

Attention: Steven B. Hughes

Telephone: (732) 775-0811

Telecopier: (303) 682-1982

Website Address: www.boulderspecialtybrands.com

U.S. Taxpayer Identification Number: 20-5446360

HOLDINGS:

6106 Sunrise Ranch Drive

Longmont, CO 80503

Attention: Steven B. Hughes

Telephone: (732) 775-0811

Telecopier: (303) 682-1982

Website Address: www.boulderspecialtybrands.com

U.S. Taxpayer Identification Number: 20-2979397

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

2001 Clayton Road, Building B

Mail Code: CA4-702-02-25

Concord, CA 94520-2405

Attention: Petra Rubio

Telephone: (925) 675-8062

Telecopier: (888) 969-9237

Electronic Mail: petra.rubio@bankofamerica.com

Account No.: 3750836479

Ref: BSB Acquisition Co., Inc.

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Liliana Claar

Telephone: (415) 436-2770

Telecopier: (415) 503-5003

Electronic Mail: liliana.claar@bankofamerica.com

with a cc to:

Bank of America, N.A.

Chicago PM Office

231 S LaSalle Street

Mail Code: IL1-231-10-06

Chicago, IL 60604

Attention: William F. Sweeney

Telephone: (312) 828-1843

Telecopier: (415) 503-5027

Electronic Mail: william.sweeney@bankofamerica.com

Schedule 11.06

Processing and Recordation Fee Required for Assignment and Assumption

$3,500.00 payable by Assignor or Assignee.

ANNEX I

Proforma Adjusted Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

As of March 31, 2007

Consolidated EBITDA	Quarter Ended June 30, 2006	Quarter Ended September 30, 2006	Quarter Ended December 31, 2006	Quarter Ended March 31, 2007	Twelve Months Ended March 31, 2007
Consolidated Net Income	$2,696,925	$5,636,417	$2,071,905	$6,578,738	$16,983,985
+ Consolidated Interest Charges	355,384	323,513	1,107,349	848,580	2,634,826
+ income taxes	1,831,708	2,279,777	2,955,593	0	7,067,078
+ depreciation expense	6,301	6,600	6,386	6,495	25,785
+ amortization expense
+ non-recurring non-cash expenses
+ [Management Fees]	550,000	550,000	550,000	550,000	2,200,000
+ [Bonus Payments]		1,778,935	1,056,065		2,835,000
+ [Transaction expenses]
+ non-cash equity compensation
+ non-cash warrant expenses
+ write-off or amortization of deferred financing costs
+ GAAP requirements:
+ losses of Holdings incurred during the period from January 1, 2007 to the Closing Date
- income tax credits
- non-cash income
- compliance and public company costs	1,000,000	1,000,000	1,000,000	1,000,000	4,000,000
= Consolidated EBITDA	$4,440,318	$9,575,242	$6,747,298	$6,983,813	$27,746,671